As Filed with the Securities and Exchange Commission on May 21, 2002
                                                     Registration No. 333-58662
--------------------------------------------------------------------------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2

                          Pre-Effective Amendment No. 7

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                              THE STOCKGAME COMPANY
                 (Name of small business issuer in its charter)

       Nevada                           5999                  11-3595054
(State or jurisdiction of      (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

               80 Orville Drive, NY, Bohemia 11716 (631) 244-1542
          (Address and telephone number of principal executive offices)

                       80 Orville Drive, Bohemia NY, 11716
(Address of principal place of business or intended principal place of business)

            John C. Dello-Iacono 80 Orville Drive, Bohemia NY, 11716 (Name, address and telephone number of agent for service)

                                   Copies to:
                            Stephen B. Schneer, Esq.
                          605 Third Avenue, 11th Floor
                             New York City, NY 10158
                            Telephone: (212) 972-1100
                            Facsimile: (212) 983-5271

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=========================================================================================================
 Title of each class of
     securities to            Amount         Proposed maximum     Proposed maximum          Amount of
     be registered       to be registered   offering price per   aggregate offering     registration fee
                                                                        unit                 price(1)
---------------------------------------------------------------------------------------------------------

Common stock, $0.001         600,000              $.50               $300,000                $178.20
par value per share
---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                   Subject To Completion, Dated May [__], 2002

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                         600,000 Shares of Common Stock

                              The StockGame Company


         eSAFETYWORLD, Inc. is distributing as a dividend to its stockholders of record on the record date of [___________], 2002, 600,000 shares of common stock of The StockGame Company. The 600,000 shares being distributed represent approximately 6% of the total outstanding shares of StockGame. The distribution will be pro rata to the eSAFETYWORLD stockholders based on the number of shares owned by each. eSAFETYWORLD stockholders will receive one StockGame share for each five shares held. Fractional shares will be rounded to the nearest whole share. eSAFETYWORLD will send StockGame stock certificates to the eSAFETYWORLD stockholders on about [__________], 2002.

         This prospectus also relates to the resale of 600,000 shares of The StopckGame Company common stock by the stockholders named under the caption "Selling Stockholders" on page 48. The selling stockholders may offer and sell from time to time common stock using this prospectus in transactions:

o        on the over-the-counter market or otherwise;

o at market prices, which may vary during the offering period, or at negotiated prices; and

o in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, or otherwise.

The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares.

         eSAFETYWORLD stockholders are not required to take any action to receive their shares of StockGame common stock. No consideration will be paid by holders of eSAFETYWORLD common stock for shares of StockGame common stock. StockGame will not receive any proceeds from the distribution of the shares. Because of eSAFETYWORLD's role in the Distribution, it is deemed to be a statutory "underwriter" within the meaning of Section 2(11) of the Securities Act.

         StockGame is a startup company with no revenues or operating funds. There currently is no public market for the shares of StockGame common stock, and neither eSAFETYWORLD nor StockGame can assure that a trading market will develop. StockGame has applied to have its common stock quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "STGM" effective at the time of the distribution.
--------------------------------------------------------------------------------
         The ownership of StockGame common stock involves significant risks. See "Risk Factors" beginning on page 10. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is May [__], 2002.

         This information does not constitute an offer to sell or the solicitation of an offer to buy a securities.

         You should rely on the information contained in this document. No person is authorized to give information that is not contained in this document. This document is not an offer to sell nor is it seeking an offer to buy these securities. This information is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

         Until [________], 2002 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Stockholders of eSAFETYWORLD with inquiries related to the Distribution should contact eSAFETYWORLD at 80 Orville Drive, Bohemia, NY 11716. eSAFETYWORLD's telephone number is 631-244-1454.

                               Table of Contents


Summary.....................................................................5
Questions and Answers about the Distribution and Related Matters............5
Risk Factors................................................................9
Forward-Looking Statements..................................................16
The Distribution............................................................18
Relationship of eSAFETYWORLD and StockGame before and
 after the Distribution.....................................................26
Dividend Policy.............................................................27
StockGame's Capitalization..................................................27
StockGame's Business........................................................27
Management's Discussion and Analysis of Results of Operations
 and Financial Condition....................................................36
StockGame's Management......................................................39
Description of StockGame's Capital Stock....................................42
Securities of Certain Beneficial Owners and Management......................45
Certain Relationships and Related Transactions..............................46
Selling Stockholders........................................................47
Plan of Resale..............................................................49
Legal Matters...............................................................50
Experts.....................................................................51
Available Information.......................................................51
Index to Financial Statements...............................................52

                                     Summary

         The following is a summary of certain information contained in this document. While this summary provides an accurate description of all material information included in this document, it is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this document.

Why You Were Sent This Document

         eSAFETYWORLD sent you this document because you were an owner of eSAFETYWORLD common stock on [______________], 2002. Holders of record of eSAFETYWORLD common stock, as of the close of business on [_____________], 2002, will be entitled to receive a pro rata distribution of one share of StockGame for every five shares of eSAFETYWORLD common stock held. No action is required on your part to participate in the Distribution, and you are not required to pay cash or other consideration to receive your StockGame shares. No stockholder approval of the Distribution is required or sought. eSAFETYWORLD is not asking you for a proxy, and you are requested NOT to send a proxy to eSAFETYWORLD.

         This document describes StockGame's business, how this transaction potentially benefits eSAFETYWORLD's stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the StockGame shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and StockGame's business, which are described in this document beginning on page 10.

         For the purposes of this document, all eSAFETYWORLD shareholders who receive shares in this dividend distribution are considered to be Selling Stockholders of StockGame shares.

Questions and Answers about the Distribution and Related Matters

         The following section answers various questions that you may have about the pro rata distribution to eSAFETYWORLD stockholders of 600,000 shares of StockGame common stock by eSAFETYWORLD. The 600,000 shares being distributed represent approximately 6% of the total outstanding shares of StockGame. We refer to this dividend distribution in this document as the "Distribution."

Q1:      What is the Distribution?

A: The Distribution is the method by which eSAFETYWORLD will distribute shares held by it in StockGame resulting in StockGame becoming a publicly-held company. According to the terms of the Distribution, eSAFETYWORLD will distribute to its stockholders, as of the close of business on [______________], 2002, in a dividend, one share of StockGame common stock for every five shares of eSAFETYWORLD common stock held on [______________], 2002.

         Of the shares distributed by eSAFETYWORLD, 35.7% will be distributed to shareholders who are considered affiliates of eSAFETYWORLD, and the remainder will be distributed to shareholders who are not considered affiliates of eSAFETYWORLD.

         There is currently no trading market for StockGame's shares, and no assurances can be given that a trading market will ever develop for the shares.

Q2:      What is StockGame?

A: StockGame is a development stage technology and Internet company that plans to operate Internet-games directed towards people who are interested in the equity markets and to distribute, on a subscription basis, newsletters and other information pertaining to the stock markets. StockGame will disclose fully its interests in any company that is covered or mentioned in any distributed publication.

Q3:      Why is eSAFETYWORLD effecting the Distribution?

A: eSAFETYWORLD is effecting the Distribution because it believes that the Distribution may provide potential value to eSAFETYWORLD's stockholders, although no assurances thereof may be given.

Q4:      What is the tax effect of the Distribution?

A: Dividends and distributions received are taxable as ordinary income for federal income tax purposes provided that eSAFETYWORLD has current or accumulated earnings and profits. The fair market value of StockGame's shares will be established by subsequent trading that develops with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops. eSAFETYWORLD has agreed to accept 600,000 shares of our common stock in settlement of $250,000 of services which equates to a value of $.42 per share. The 600,000 shares represent approximately 6% of the total outstanding shares of StockGame. There can be no assurances that this price will in any way reflect the price at which our shares will trade after the effectiveness of this registration statement. StockGame had the option of issuing the 600,000 shares of its common stock or making a cash payment of $250,000. StockGame elected to issue the shares.

         The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

Q5:      What will eSAFETYWORLD stockholders receive in the Distribution?

A: In the Distribution, eSAFETYWORLD stockholders will receive one share of StockGame common stock for every five shares of eSAFETYWORLD common stock they own on [______________], 2002. Immediately after the Distribution, eSAFETYWORLD's stockholders will still own their shares of eSAFETYWORLD common stock. Shares of eSAFETYWORLD common stock will represent stockholders' interests in the business of eSAFETYWORLD, and shares of StockGame common stock that stockholders receive in the Distribution will represent their interests in the StockGame business.

Q6:      What happens to eSAFETYWORLD shares after the Distribution?

A: After the Distribution, shares of eSAFETYWORLD common stock will continue to represent ownership of the businesses of eSAFETYWORLD and will continue to be quoted under the ticker symbol "SFTY."

Q7:      What does an eSAFETYWORLD stockholder need to do now?

A: eSAFETYWORLD stockholders do not need to take any action. The approval of the eSAFETYWORLD stockholders is not required to effect the Distribution, and eSAFETYWORLD is not seeking a proxy from any stockholders. eSAFETYWORLD stockholders should not send in their eSAFETYWORLD share certificates to effect the Distribution. eSAFETYWORLD stockholders will automatically receive their shares of StockGame common stock shortly following the Distribution.

Q8:      Where can eSAFETYWORLD stockholders get more information?

A: eSAFETYWORLD stockholders with additional questions related to the Distribution should contact R. Bret Jenkins, the Chief Financial Officer of eSAFETYWORLD, at eSAFETYWORLD, Inc., 80 Orville Drive, Bohemia, New York 11716. eSAFETYWORLD's telephone number is 631-254-1454.

Summary of StockGame's business

         StockGame is a Nevada corporation founded in July 1999 as StockPick, Inc. It changed its name to The StockGame Company in March 2001. StockGame is a development stage company with no revenue, and its Website is not complete. StockGame also has no commitments for financing although it will need funding of up to $1,000,000 to complete all aspects of its website and implement its plan but can commence revenue generating activities by raising proceeds of approximately $250,000. There can be no assurances that StockGame will be able to obtain this funding.

         StockGame's purpose is to design, develop and market an Internet-based site to serve investors and others interested in the stock and capital markets. StockGame's business strategy and plan call for it to:

o create, develop and distribute a subscription-based electronic newsletter.

o        develop an online game of skill in selecting equity portfolios.

o        generate advertising fees on its website.

An initial capital raise of $250,000 will permit us to hire a few employees, commence publication of our newsletter and complete the StockPick to start with a limited number of variables and alternatives. Additional amounts of capital will permit us to expand the scope of StockPick and the newsletter and initiate a marketing campaign. We will engage the services of an investment banking firm to assist us in raising capital, although no assurances can be given that we will be successful in those efforts. We currently have no arrangements or agreements with anyone to provide investment banking or investment finder services. If we are unable to obtain financing or if the financing we do obtain is insufficient to cover any operating losses we may incur, we may substantially curtail or terminate our operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

         Our corporate office is located at 80 Orville Drive, Bohemia, New York 11716, and our telephone number is 631-244-1542.

StockGame summary financial data

         StockGame has had no revenue producing operations.

                                  Risk Factors

         In addition to the information contained elsewhere in this document, you should carefully read the following risk factors related to StockGame and the Distribution.

Recipients of the Distribution may be confronted by potential taxation matters

         Dividends and distributions received are taxable as ordinary income for federal income tax purposes provided that eSAFETYWORLD has current or accumulated earnings and profits. The fair market value of StockGame's shares will be established by subsequent trading that develops with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops. eSAFETYWORLD agreed to accept 600,000 shares of our common stock in settlement of $250,000 of services which equates to a value of $.42 per share. The 600,000 shares represent approximately 6% of the total outstanding shares of StockGame. There can be no assurances that this price will in any way reflect the price at which our shares will trade after the effectiveness of this registration statement. eSAFETYWORLD gave StockGame the option of making a cash payment of $250,000 or issuing the 600,000 shares of its common stock. StockGame decided to issue the shares.

         The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

StockGame is a development stage company with no operating history and anticipated losses.

         StockGame was established in July 1999 and has no revenues. All of its activities have involved developing a business strategy and designing its website. Therefore, it has no operating history upon which an evaluation of its future performance and prospects can be made. StockGame's future prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business. An investor in StockGame's common stock must consider the risks and difficulties frequently encountered by early stage companies operating in new and rapidly evolving markets.

StockGame has no financial resources, and its auditors' report states that there is substantial doubt about its ability to continue as a going concern.

         StockGame has virtually no financial resources and an operating loss accumulated during the development stage. Its auditors state in their opinion on StockGame's financial statements that this lack of resources causes substantial doubt about StockGame's ability to continue as a going concern. No assurances can be given that StockGame will generate sufficient revenue to continue as a going concern.

StockGame has had negative cash flow since inception and anticipates operating losses and negative cash flow for the foreseeable future.

         StockGame has incurred negative cash flow since inception and has an accumulated deficit of $387,776 at March 31, 2002. Furthermore, StockGame believes that it is probable that it will incur operating losses and negative cash flow for the foreseeable future because of costs and expenses related to marketing and startup activities.

         StockGame cannot be certain that its business strategy will be successful or that it will successfully address these risks. Our independent auditors indicated in their report that "the Company has suffered recurring losses from operations and has no established source of revenue which raises substantial doubt about its ability to continue as a going concern."

StockGame does not currently have a marketable product and may not be able to develop one.

         StockGame is currently developing a website and negotiating with content providers of material. We may be unsuccessful in our efforts to complete the website and execute acceptable arrangements with content providers. If we are unsuccessful in these efforts, we will be unable to generate any revenues.

StockGame will depend on eSAFETYWORLD to supply a substantial portion of its day-to-day activities. We would be unable to function during the next year without the services provided by eSAFETYWORLD.

         StockGame's limited resources do not permit it to hire software specialists. It will develop its website by using independent contractors, most of whom will be engaged and supervised by eSAFETYWORLD. StockGame will also use eSAFETYWORLD for its servers, web hosting, administrative, technical and customer service functions as well as to provide for its office space and other infrastructure needs. eSAFETYWORLD is not otherwise involved in the decision making process of our business.

         eSAFETYWORLD will also assist us in updating our website to give effect to technological or other advances or required changes.

         The likelihood of us being able to implement our business strategy or maintain an effective presence on the world wide web would be materially reduced if we have a disagreement with eSAFETYWORLD or if eSAFETYWORLD were to encounter financial difficulties that would prevent it from providing the agreed-upon services.

Our agreement with eSAFETYWORLD will not automatically be renewed if John C. Dello-Iacono is not our president at scheduled renewal date.

         Our current consulting agreement with eSAFETYWORLD has a one-year term commencing on September 10, 2001. It is noncancelable except in the case of contract breach including failure to make scheduled payments. The contract is renewable for two one-year periods on its contract anniversary date at the option of StockGame, provided that John C. Dello-Iacono is president of StockGame at the renewal date. If John C. Dello-Iacono is not president of StockGame at the renewal date, then the extension requires the consent of both parties. If eSAFETYWORLD does not consent to a renewal, we may lack the resources to replace the lost services and may not be able to continue operations. If StockGame can elect to extend this agreement with eSAFETYWORLD, the payment therefor shall be $250,000 or 300,000 shares of StockGame's common stock, at the option of StockGame, plus 5% of revenues at the first renewal date and $250,000 or 250,000 shares of StockGame's common stock, at the option of StockGame, plus 5% of revenues at the second renewal date. eSAFETYWORLD shall receive registration rights such that StockGame shall file a Registration Statement covering such shares within 120 days of the contract renewal date. Both parties have agreed that no work will commence during the first renewal period until eSAFETYWORLD has received the 600,000 shares due to it under the initial agreement. That payment will be made immediately following the effectiveness of this registration statement.

StockGame is heavily dependent upon the ongoing efforts of John C. Dello-Iacono.

         StockGame's ongoing efforts to establish its business are heavily dependent upon the ongoing efforts of John C. Dello-Iacono. Mr. Dello-Iacono is experiencing health-related problems, and Mr. Lau has agreed to become acting president if Mr. Dello-Iacono were to step down for any period of time. If Mr. Dello-Iacono were to leave StockGame or be unable to perform services for any reason, it is unlikely that StockGame would be much more difficult for us to implement our strategic plan.

John C. Dello-Iacono and Edward A. Heil have complete control over all shareholder votes. Mr. Heil may also have conflicts of interest because of his position at eSAFETYWORLD.

         Following the completion of the Distribution, John C. Dello-Iacono, our president, will own or control approximately 53% of our outstanding common stock, and Mr. Heil will own 42% of our common stock. Therefore, Messrs. Dello-Iacono and Heil will be able to control all votes of stockholders and elections of members of the board of directors. Both individuals are considered promoters as well.

         Mr. Heil is the chairman and president of eSAFETYWORLD. As such, Mr. Heil may have conflicts of interest with respect to transactions involving eSAFETYWORLD and us. Mr. Schuster is also a director of both companies and likewise may have conflicts of interest.

StockGame will depend on independent contractors to develop and maintain its website and will not have direct control over all aspects of the system, including security. A security breach that occurs after revenue generating activities commence, if ever, could have catastrophic consequences for our business.

         If StockGame's systems and controls are unable to handle online security risks, its business will be adversely affected. StockGame will use packet filters, fire walls, and proxy servers which are all designed to control and filter the data allowed to enter its data center. However, advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may make it easier for someone to compromise or breach the technology to be used by StockGame to protect subscribers' transaction data. If such a breach of security were to occur, it could cause interruptions in service and loss of data or cessation in service to subscribers of StockGame.

This may also allow someone to introduce a "virus," or other harmful component causing an interruption or malfunction.

         To the extent that activities of StockGame will involve the storage and transmission of information such as credit card numbers, security breaches could damage StockGame's reputation and expose StockGame to a risk of loss or litigation and possible liability.

StockGame may not have the resources to upgrade its website as technology advances or its business plan evolves.

         Computer and internet technologies are subject to rapid change. We are dependent on our agreement with eSAFETYWORLD to provide much of our internet technology. Because of our lack of resources, we may be unable to modify or upgrade our website and technology to keep up with market conditions even if the proposed changes are vital to the wellbeing of our business.

StockGame will depend on content and information providers over whom we have little or no control. StockGame has not yet entered into agreements with any content providers.

         StockGame will rely, on a nonexclusive basis, on outside providers of content to:

o        post informational and educational subject matter on its website, and

o        draft and edit a newsletter that will be distributed to subscribers.

Our plan is dependent on our ability to be able to obtain or distribute this material without the expenditure of significant amounts of cash. We currently do not have an agreement with any content provider. If we are unable to enter into agreements with content providers on acceptable terms, we may be unable to reach a stage where we will be able to generate revenue.

         We will also be unable to control or even determine the ongoing viability of content providers. Some providers may discontinue operations with little or no notice. The loss of a content provider, particularly if popular with subscribers, could have an immediate and deleterious impact on our business.

         We may face potential direct and indirect liability for negligence, copyright, or trademark infringement, and other claims based upon the content and data received from third party providers that we make available or sell to subscribers. For example, by distributing an incorrect past performance report, a subscriber may claim he relied on such information and suffered a monetary loss. Computer failures may also result in incorrect data being distributed. In these and other instances, we may be required to engage in long and expensive litigation, which could have the effect of diverting management's attention and require the expenditure of significant sums of money. Any such claims or resulting litigation could have a material adverse effect on our business.

StockGame will need to build brand or name recognition.

         To be successful, we will have to build brand or name recognition. Doing so will require a marketing or advertising campaign. There can be no assurances that we will be successful in obtaining the funds necessary to finance an effective marketing campaign. Furthermore, even if a marketing campaign were undertaken, there can be no assurances that it would result in appreciable increases in revenue. Many Internet-related businesses have conducted extensive advertising or marketing programs without generating sufficient revenue to attain profitable operations.

StockGame will face competition from many larger and more established companies.

         Many companies, including brokerage firms and internet service providers, offer various games to acquaint or educate potential investors with the stock market. In addition, many publishers and others offer newsletters and publications concerning investments. Most of these competitors have substantially greater financial and other resources than we do and also have much more name and brand recognition in the marketplace. Our limited resources make it doubtful that we will be able to compete effectively against many of these competitors.

Other companies have similar names which could hurt our ability to obtain brand recognition.

         Other companies have similar names which could reduce our ability to clearly establish brand recognition. In addition, if a company with a similar name has financial, commercial or regulatory problems, the resultant adverse publicity could negatively impact us because of general confusion in the marketplace.

A determination that StockGame's activities constitute gaming activities would have a material adverse impact on our ability to implement its business plan and generate revenue producing activities.

         Gaming activities are subject to extensive statutory and regulatory regulation by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and changes in economic and regulatory policies. All 50 states currently have statutes or regulations regarding gaming activities, and three states have no gaming at all. If StockGame were to be deemed subject to various federal and state statutes and regulations, that determination could have a direct and material adverse effect on its business and indirectly could have a material adverse effect on the public's demand for its services.

         The Federal Interstate Wire Act contains provisions which make it a crime for anyone in the business of gaming to use a telephone line or other wire communication facility in interstate or foreign commerce to transmit information assisting in the placing of wagers, unless the wagering is legal in the jurisdictions from which and into which the transmission is made. Federal statutes state that "gambling" includes but is not limited to pool-selling, bookmaking, maintaining slot machines, roulette wheels or dice tables, and conducting lotteries, policy, bolita or numbers games, or selling chances therein.

         StockGame believes that its planned activities are principally educational and informational in nature with StockPick being a game of skill serving as part of that process. However, because there is little clear statutory and case law authority, this conclusion is not free from doubt. The wording of many statutes is ambiguous. Furthermore, there is little case law to rely upon for interpretation of these ambiguities. Thus, it is possible that we may be alleged to be in violation of an applicable statute based on an interpretation or based on a future change of law or interpretation or enforcement policy. Such allegations could result in either civil or criminal proceedings brought by governmental or private litigants. As a result of those proceedings, we could incur substantial litigation expense, fines, diversion of the attention of key employees, and injunctions or other prohibitions preventing us from engaging in various anticipated business activities. Also, if it were finally determined that we did violate applicable law, then civil damages or criminal penalties could be imposed and we might be barred from pursuing that activity. Such an outcome would have a material adverse effect on the likelihood of us executing our strategy effectively.

         The National Gambling Impact Study Commission released its final report and recommendations in June 1999. Certain recommendations in that report could form the basis for new anti-gaming (including anti-online-gaming) laws or regulations that could have a material adverse effect on our business. Other governmental and quasi-governmental bodies are reviewing interstate and interactive wagering, and may reach influential anti-gaming conclusions that could form the basis for new laws, regulations, or enforcement policies that could have a material adverse effect on our business.

StockGame will need financing which may not be available.

         StockGame will use independent contractors to develop its website and design the online publications that it will distribute. StockGame will endeavor to use noncash compensation wherever possible. However, some cash will be required to complete these tasks. In addition, StockGame will need funding for marketing and to pay cash awards to game participants.

         StockGame has not established a source of equity or debt financing sufficient to permit it to implement our business plan. StockGame will require financing. There can be no assurance that additional financing will be available. If StockGame is unable to obtain financing, its ability to meet obligations and plans for expansion will be materially adversely affected or may not be possible at all.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligation.

         We have no committed source of financing. Wherever possible, we will attempt to use noncash consideration to satisfy obligations. In many instances, we believe that the noncash consideration will consist of shares of our stock. In addition, if a trading market develops for our common stock, we will attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, and that dilution may be material.

StockGame will be dependent on establishing reciprocal links to investment oriented websites operated by others.

         StockGame anticipates establishing agreements with companies that operate online message boards aimed at individual investors and with other distributors of online investment oriented publications. StockGame believes that live links from these types of sites could be an important and inexpensive means of making its website known to potential customers and game participants. If we are unable to establish reciprocal links with other key websites, we may be unable to drive a sufficient volume of potential customers to our website so as to establish a viable business. There can be no assurances that StockGame will be successful in forming or maintaining these agreements.

StockGame will be heavily dependent on credit card transactions. The inability to process credit card transactions would make it impossible to implement its strategy.

         StockGame believes that it will receive a substantial portion of its revenue through credit card transactions. Initially, eSAFETYWORLD will assist it in obtaining merchant accounts to process these transactions and in establishing security on its website to process these transactions.

         If customers do not perceive our website to be secure or if a breach of security takes place, we are unlikely to receive significant credit card revenues. Also, credit card companies may be reluctant or refuse to process account transactions if customers contend that the payments relate to gaming activities. The inability to receive credit card orders, maintain a merchant account or the refusal of credit card companies to process accounts would severely limit the methods of payment available to subscribers and materially reduce the likelihood of StockGame being able to implement its plan successfully.

The trading price of StockGame common stock is likely to be subject to significant fluctuations

         There can be no assurance as to the prices at which the StockGame common stock will trade before, on or after the Distribution date. Until the StockGame common stock is fully distributed and an orderly market develops in the StockGame common stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. There is a reasonable possibility that an orderly or liquid trading market may never develop for our shares.

         Prices for the StockGame common stock will be determined in the marketplace and may be influenced by many factors, including:

o        the depth and liquidity of the market for StockGame common stock,

o developments affecting the business of StockGame generally and the impact of those factors referred to below in particular,

o        investor perception of StockGame, and

o        general economic and market conditions.

StockGame common stock has no prior trading market or liquidity

         Prior to the date of this document, there has not been any established trading market for StockGame common stock. Application has been made to list the shares of StockGame common stock on the OTCBB under the symbol "STGM." StockGame cannot predict the likelihood of the application being accepted. If the application is accepted, StockGame cannot predict the extent to which investor interest in the company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

Our shares are likely to be considered penny stock which will limit the ability of holders to sell the shares.

         SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to StockGame, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be a penny stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         Many brokerage firms and individual brokers do not deal in penny stocks because of the increased requirements. As a result, holders of penny stocks are likely to experience difficulties in trying to sell their shares.


                           Forward-Looking Statements

         This document and other materials filed or to be filed by eSAFETYWORLD or StockGame with the Securities and Exchange Commission, referred to as the "SEC," as well as information included in oral statements or other written statements made or to be made by eSAFETYWORLD and StockGame, contain statements that are "forward-looking." These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities, as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, beliefs or expectations of StockGame, as well as its respective directors or officers. Words like as "expects," "anticipates,"

"intends," "plans" and similar expressions also identify forward-looking statements.

         Stockholders and readers are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements.

                                The Distribution

Introduction

         On May __, 2002, the board of directors of eSAFETYWORLD approved a plan to distribute 600,000 shares of common stock of StockGame common stock to be issued to eSAFETYWORLD pursuant to its consulting agreement with StockGame on a pro rata basis to all holders of outstanding eSAFETYWORLD common stock. StockGame had the option of issuing the 600,000 shares of its common stock or making a cash payment of $250,000 to satisfy its obligations under a consulting agreement. StockGame elected to issue the shares. The 600,000 shares being distributed represent approximately 6% of the total outstanding shares of StockGame and will satisfy all consulting obligations due to eSAFETYWORLD through December 31, 2001.

         On the date of this prospectus, the eSAFETYWORLD board of directors formally declared a dividend payable to each holder of record of eSAFETYWORLD common stock at the close of business on the record date of one share of StockGame common stock for every five shares of eSAFETYWORLD common stock held as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of StockGame common stock in connection with the Distribution.

         On or about the Distribution date and following receipt of 600,000 shares from StockGame, eSAFETYWORLD will deliver the shares of StockGame common stock to be distributed to the Distribution agent for transfer and distribution to the holders of record of eSAFETYWORLD common stock as of the close of business on the record date. The Distribution is expected to be made on or about [______], 2002.

         Of the shares distributed by eSAFETYWORLD, 214,000 or 35.7% will be distributed to shareholders who are considered affiliates of eSAFETYWORLD, and the remainder will be distributed to shareholders who are not considered affiliates of eSAFETYWORLD. The 214,000 shares relating to affiliates of eSAFETYWORLD will be distributed as follows:

Name                             Shares             Percentage of Distribution

Edward A. Heil                    88,600                  14.8
R. Bret Jenkins                   66,000                  11.0
James Brownfiel                   14,700                   2.5
Claire A. Heil                    14,700                   2.5
Steven W. Schuster                20,000                   3.3
Bridget C. Owens                  10,000                   1.6

Total                            214,000                  35.7

After the Distribution, Mr. Heil will own 4,026,100 or 42% of our shares. No other affiliate of eSAFETYWORLD set forth in the table above currently owns any of our shares. The 214,000 shares to be distributed to persons considered to be affiliates of eSAFETYWORLD constitute 2.2% of the total number of our shares that will be outstanding after the Distribution.

         On September 27, 2000, StockGame engaged EB Consulting, an affiliated entity of eSAFETYWORLD, to provide StockGame with consulting services. In consideration of the services being provided, StockGame agreed to pay EB Consulting a one-time fee of $100,000 payable at the election of StockGame in either cash or 350,000 shares of StockGame common stock. In February 2001, StockGame opted to issue the 350,000 shares of its common stock to satisfy its obligation under this agreement. In October 2001, we negotiated the cancellation of our agreement with EB Consulting and the shares issuable under that agreement were returned and cancelled. EB Consulting holds none of our shares and has no rights to receive any of our shares.

Reasons for the Distribution

         In September 2000, eSAFETYWORLD signed an agreement to provide certain business, technical and management consulting services to StockGame, as well as assist in the creation of web-centric development and marketing systems and e-commerce applications. The agreement was amended in May 2001. In September 2001, that agreement was rescinded and the 600,000 shares were returned to us, and we entered into a new agreement providing for substantially similar services. The initial 600,000 shares were fully earned by eSAFETYWORLD at the time that the new contract was executed. eSAFETYWORLD's services principally related to assisting us:

o develop our business strategy; including assistance in strategic planning and marketing;

o        develop the basic rules of StockPick;

o        design our website which is housed on eSAFETYWORLD's servers; and

o maintain records and perform routine administrative functions, including telephone services and office space.

         Under the terms of the agreement, eSAFETYWORLD is also entitled to receive a fee equal to 5% of StockGame's annual revenue. The contract is renewable for two one-year periods on each contract anniversary date at the option of StockGame, provided that John C. Dello-Iacono is president of StockGame at the renewal date. If John C. Dello-Iacono is not president of StockGame at a renewal date, then the extension requires the consent of both parties. If StockGame elects to extend this agreement with eSAFETYWORLD, the payment therefor shall be $250,000 or 300,000 shares of StockGame's common stock, at the option of StockGame, plus 5% of revenues at the first renewal date and $250,000 or 250,000 shares of StockGame's common stock, at the option of StockGame, plus 5% of revenues at the second renewal date. eSAFETYWORLD shall receive registration rights such that StockGame shall file a Registration Statement covering such shares within 120 days of the contract renewal date.

         In agreeing to assist StockGame, eSAFETYWORLD considered the following key factors:

o eSAFETYWORLD's management team has developed significant expertise that it believed could be applied to other industries;

o eSAFETYWORLD retains its strong liquidity compared to its projected requirements, so it was appropriate to consider non-cash consideration for the services to be provided;

o eSAFETYWORLD believed that StockGame's business plan has strong potential if executed effectively; and

o eSAFETYWORLD might maximize the long-term financial return to its stockholders by obtaining stock in StockGame and distributing it to its stockholders.

Based on these considerations, eSAFETYWORLD agreed to accept an aggregate of 600,000 shares of StockGame common stock in consideration for the principal consulting services that it is providing. These 600,000 shares constitute approximately 6% of our issued and outstanding common stock of StockGame at March 31, 2002, assuming such shares have been issued. eSAFETYWORLD now proposes to distribute these 600,000 shares to the eSAFETYWORLD stockholders, pro rata in proportion to the number of shares of eSAFETYWORLD held by each. Accordingly, the eSAFETYWORLD stockholders will receive one share of StockGame for approximately each five shares of eSAFETYWORLD now held by them.

         eSAFETYWORLD believes that the Distribution of StockGame shares and the resulting creation of a publicly-held corporation may offer the stockholders of eSAFETYWORLD greater liquidity than if the 600,000 shares received by eSAFETYWORLD were retained by it. In addition, the Distribution will result in StockGame becoming a publicly-held company with equity securities that could be used in its compensation programs and to facilitate potential business alliances.

         The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based on numerous assumptions with respect to the trading characteristics of the StockGame common stock and the ability of StockGame management to successfully take advantage of growth, acquisition and alliance opportunities. Many of those factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors."

Form of transaction

         At the time of the Distribution, eSAFETYWORLD will hold 600,000 shares of StockGame's common stock, which will represent approximately 6% of the total number of StockGame's shares of common stock outstanding.

         The Distribution is the method by which eSAFETYWORLD will distribute these 600,000 shares of StockGame to its stockholders as a dividend resulting in StockGame becoming a publicly-held company. After the Distribution, stockholders of eSAFETYWORLD will continue to own their shares in eSAFETYWORLD and the StockGame shares distributed to them in the Distribution.

         Because of eSAFETYWORLD's role in the Distribution, it is deemed to be a statutory "underwriter" within the meaning of Section 2(11) of the Securities Act. eSAFETYWORLD has advised us that it will comply with the prospectus delivery requirements in connection with the distribution of our shares to its stockholders and to any other persons that would apply to an statutory underwriter. Further, eSAFETYWORLD has acknowledged to us that it is familiar with the anti-manipulation rules of the SEC, including Regulation M under the Securities Exchange Act of 1934. These rules may apply to sales by eSAFETYWORLD in the market, following the creation of a public market, if such a market ever develops.

         With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of our common stock.

Manner of effecting the Distribution

         The Distribution will be made on the Distribution date to holders of record of eSAFETYWORLD common stock at the close of business on the record date. Based on the 3,000,000 shares of eSAFETYWORLD common stock outstanding as of September 30, 2001, the Distribution will consist of one share of StockGame common stock for each five shares of eSAFETYWORLD held.

         eSAFETYWORLD will not deliver scrip evidencing a fractional share or pay any related amount to a stockholder who would be entitled to a fractional share. Instead, the number of shares of StockGame stock to which each eSAFETYWORLD stockholder of record is entitled will be rounded to the nearest whole share.

         Prior to the Distribution date, eSAFETYWORLD will deliver the shares of StockGame common stock to be distributed to the Distribution agent for distribution. The Distribution agent will mail, on or about the Distribution date, certificates representing the shares of StockGame common stock to eSAFETYWORLD stockholders of record as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of StockGame common stock in connection with the Distribution.

         Holders of eSAFETYWORLD common stock will not be required to pay for shares of StockGame common stock received in the Distribution, or to surrender or exchange certificates representing shares of eSAFETYWORLD common stock in order to receive shares of StockGame common stock. No stockholder approval of the Distribution is required or sought. eSAFETYWORLD is not asking you for a proxy and you are requested NOT to send a proxy to eSAFETYWORLD.

         In order to be entitled to receive shares of StockGame common stock in the Distribution, eSAFETYWORLD stockholders must be stockholders at the close of business on the record date.

Federal income tax consequences of the Distribution

         Each eSAFETYWORLD stockholder receiving shares of StockGame common stock in the Distribution will be considered to have received a taxable distribution in an amount equal to the fair market value of StockGame common stock received, which will result in:

o a dividend to the extent of such stockholder's pro rata share of eSAFETYWORLD's current and accumulated earnings and profits;

o a reduction in such stockholder's basis in eSAFETYWORLD common stock to the extent the amount received exceeds such stockholder's share of earnings and profits until such basis equals zero, and

o a gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the amount treated as a reduction of the stockholder's basis in eSAFETYWORLD common stock. Any gain of this type will generally be capital gain if the eSAFETYWORLD common stock is held as a capital asset on the Distribution date.

         The fair market value of StockGame's shares will be established by subsequent trading that develops with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops. eSAFETYWORLD agreed to accept 600,000 shares of our common stock in settlement of $250,000 of services which equates to a value of $.42 per share. The 600,000 shares represent approximately 6% of the total outstanding shares of StockGame. There can be no assurances that this price will in any way reflect the price at which our shares will trade after the effectiveness of this registration statement. eSAFETYWORLD stockholders should consult their own advisers as to the specific tax consequences of the Distribution, including the application and effect of foreign, state and local tax laws.

Quoting and trading of StockGame common stock

         Prior to the date of this document, there has not been any established trading market for StockGame common stock. Application has been made to quote the shares of StockGame common stock on the OTCBB under the proposed symbol "STGM." There can be no assurance as to the prices at which the StockGame common stock will trade on or after the Distribution date. Until the StockGame common stock is fully distributed and an orderly market develops, if ever, in the StockGame common stock, the price at which it trades may fluctuate significantly. Prices for the StockGame common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of StockGame common stock, developments affecting the businesses of StockGame generally, including the impact of the factors referred to in "Risk Factors," investor perception of StockGame and general economic and market conditions.

         Shares of StockGame common stock distributed to eSAFETYWORLD stockholders will be freely transferable, except for shares of StockGame common stock received by persons who may be deemed to be "affiliates" of StockGame under the Securities Act of 1933. Persons who may be deemed to be affiliates of StockGame after the Distribution generally include individuals or entities that control, are controlled by or are under common control with StockGame, and may include senior officers and directors of StockGame, as well as principal stockholders of StockGame. Persons who are affiliates of StockGame following the Distribution will be permitted to sell their shares of StockGame common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 issued under the Securities Act.

         StockGame has applied to have its shares of common stock quoted and traded on the OTCBB. At the time of the Distribution of the stock to the eSAFETYWORLD stockholders, it cannot give any assurances as to whether it will be successful in having its shares quoted on the OTCBB.

Penny stock restrictions

         Until StockGame's shares of common stock qualify for inclusion in the Nasdaq system, if ever, the trading of its securities, if any, will be in the over-the-counter markets which are commonly referred to as the "pink sheets" or on the OTCBB. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered.

         SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to StockGame, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that shares of StockGame's common stock will be considered penny stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth

o the basis on which the broker or dealer made the suitability determination and

o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

         Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limiteIn order to be included and maintain a listing on the Nasdaq SmallCap Market, a company must meet the following requirements:

  Requirements                       Initial Listing        Continued Listing
----------------------------------  ------------------    --------------------
Net Tangible Assets(1)                $4 million               $2 million
                                          Or                        Or
Market Capitalization                $50 million              $35 million
                                          Or                        Or
Net Income (in latest fiscal
 year or 2 of last 3 fiscal years)     $750,000                  $500,000

Public Float (shares)(2)              1 million                   500,000
Market Value of Public Float         $5 million                 $1 million
Minimum Bid Price                         $4                         $1
Market Makers                              3                          2
Shareholders (round lot holders)(3)       300                        300
Operating History(4)                    1 year                       N/A
                                           Or                        Or
Market Capitalization                $50 million
Corporate Governance                      Yes                       Yes

-----------------------------
(1) For initial or continued listing, a company must satisfy one of the following to be in compliance: the net tangible assets requirement (net tangible assets means total assets, excluding goodwill, minus total liabilities), the market capitalization requirement or the net income requirement.
(2) Public float is defined as shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10% of the total shares outstanding.
(3)  Round lot holders are considered holders of 100 shares or more.
(4) If operating history is less than one year, initial listing requires market capitalization of at least $50 million.

         There are no assurances that StockGame will ever meet the minimum listing requirements of Nasdaq, or that its common stock will be accepted for quotation on Nasdaq even if it does meet the minimum requirements.

General market risks

         There is no public market for StockGame's common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of StockGame's common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time. StockGame's proposed trading symbol does not imply that a liquid and active market will be developed or sustained for its common stock.

         The market price for StockGame's common stock, if publicly traded, is likely to be highly volatile and subject to wide fluctuations in response to factors, many of which relate to the actions of the market or participants in the market and are beyond our control. These factors, which are each largely out of our control because they relate to actions or decisions made or taken by others, include the following:

o        actual or anticipated variations in quarterly operating results;

o announcements by StockGame's competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

o        departures of key personnel; and

o        potential litigation or regulatory matters.


In addition, sales or issuances of additional shares of common stock and announcements by us of events affecting our business could have a material impact on the volatility of our share price if a market ever develops.

         The market prices of the securities of microcap companies have been especially volatile. Broad market and industry factors may adversely affect the market price of StockGame's common stock, regardless of StockGame's actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. A stockholder lawsuit could result in substantial costs and a diversion of management's attention and resources and would adversely affect StockGame's stock price.

         The sale or availability for sale of a substantial number of shares of StockGame's common stock in the public market subsequent to the Distribution, pursuant to Rule 144 under the Securities Act of 1933 or otherwise, could materially adversely affect the market price of the common stock and could impair the company's ability to raise additional capital through the public or private sale of its securities. All of the 9,000,000 shares of common stock currently held by StockGame's management and founders are "restricted securities," as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act of 1933.

The availability of Rule 144 to the holders of StockGame's restricted securities would be conditioned on, among other factors, the availability of certain public information concerning StockGame.

         StockGame has 20,000,000 authorized shares of common stock. The board of directors, without stockholder approval, could issue up to 10,400,000 shares of common stock upon whatever terms it determines to whomever it determines, including persons or entities that would help its present management.

Legal matters

         StockGame is not involved in any litigation or legal proceedings.

Relationship of eSAFETYWORLD and StockGame before and after the Distribution

         Prior to the Distribution, eSAFETYWORLD will be issued shares equal to approximately 6% of the issued and outstanding common stock of StockGame as consideration for entering into a consulting agreement. eSAFETYWORLD's services principally related to assisting us:

o develop our business strategy; including assistance in strategic planning and marketing;

o        develop the basic rules of StockPick;

o        design our website which is housed on eSAFETYWORLD's servers; and

o maintain records and perform routine administrative functions, including telephone services and office space..

After the Distribution, eSAFETYWORLD will not directly own any of our shares, and StockGame will be a publicly-held company. StockGame will not have any ownership interest in eSAFETYWORLD. However, Edward A. Heil, eSAFETYWORLD's president, will serve on StockGame's board of directors and will hold 4,026,100 shares, including the 88,600 shares that he will receive in the Distribution. Mr. Heil will hold 42% of our total shares following the Distribution. eSAFETYWORLD has no control over Mr. Heil's shares. Mr. Heil, who has never been involved in the management of StockGame, will recuse himself on any issue brought before the board of directors of StockGame that affects our dealings with eSAFETYWORLD or any of its affiliates. Mr. Heil had been a cofounder of StockGame but was never involved in its day-to-day activities. He provided general business consulting services for StockGame in 1999.

         Steven W. Schuster will serve as an independent member of both boards. Mr. Schuster, who is an independent director of eSAFETYWORLD, currently holds none of our shares but will receive 20,000 of our shares as part of the Distribution. Mr. Schuster will also recuse himself from any vote that relates to our relationship with eSAFETYWORLD or any of its affiliates.

         Under the terms of the agreement, eSAFETYWORLD is also entitled to receive a fee equal to 5% of StockGame's annual revenue. The contract is renewable for two one-year periods on each contract anniversary date at the option of StockGame, provided that John C. Dello-Iacono is president of StockGame at the renewal date. If John C. Dello-Iacono is not president of StockGame at a renewal date, then the extension requires the consent of both parties. If StockGame elects to extend this agreement with eSAFETYWORLD, the payment therefor shall be $250,000 or 300,000 shares of StockGame's common stock, at the option of StockGame, plus 5% of revenues at the first renewal date and $250,000 or 250,000 shares of StockGame's common stock, at the option of StockGame, plus 5% of revenues at the second renewal date. eSAFETYWORLD shall receive registration rights such that StockGame shall file a Registration Statement covering such shares within 120 days of the contract renewal date.


                                 Dividend Policy

         The payment and level of cash dividends by StockGame after the Distribution will be subject to the discretion of the board of directors of StockGame. StockGame currently intends to retain future earnings, if any, for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of StockGame.

                           StockGame's Capitalization

         At March 31, 2002, StockGame had a negative tangible net worth. The following table sets forth the unaudited capitalization of StockGame at March 31, 2002, on an historical basis. The following data is qualified in its entirety by the combined financial statements of StockGame and other information contained elsewhere in this document. See "Risk Factors."



     Long-term debt                                        $-0-
                                                            ---

     Stockholders' equity:
     Common stock, $.001 par value;
      authorized - 20,000,000 shares;
      9,000,000 shares issued and outstanding               9,000
     Paid-in capital                                        1,000
     Deficit accumulated in the development stage        (387,776)
                                                          -------
     Total                                               (377,776)
                                                          -------

     Total capitalization                               $(377,776)
                                                          =======

                              StockGame's Business


         StockGame was founded as a Nevada corporation in July 1999 to establish an Internet website catering to the interests of the investing community. To date, all of its activities have involved developing and refining StockGame's business strategy and plan. StockGame has not had any revenue generating activities.

Basic strategy

         StockGame's business will be directed by its president, John C. Dello-Iacono, and its directors, none of whom currently devote fulltime to the company. StockGame has entered into a technical support and assistance agreement with eSAFETYWORLD, Inc., a business-to-business e-commerce company to assist it in developing a website, establishing a marketing program and for general management and administrative services. eSAFETYWORLD is a public company located on Long Island, New York. Mr. Dello-Iacono will also become a fulltime employee concurrent with the effective date of the Distribution.

         StockGame's limited resources do not permit it to hire software specialists. It will develop its website by using independent contractors, most of whom will be engaged and supervised by eSAFETYWORLD. StockGame will also use eSAFETYWORLD for its servers, web hosting, administrative, technical and customer service functions as well as to provide for its office space and other infrastructure needs. eSAFETYWORLD is not otherwise involved in the decision making process of our business.

         eSAFETYWORLD will also assist us in updating our website to give effect to technological or other advances or required changes.

         The likelihood of us being able to implement our business strategy or maintain an effective presence on the world wide web would be materially reduced if we have a disagreement with eSAFETYWORLD or if eSAFETYWORLD were to encounter financial difficulties that would prevent it from providing the agreed-upon services.

         StockGame will have three principal activities, all of which will be closely linked to its website which will be at www.stockpickgame.com:

Newsletter - StockGame will distribute a newsletter on the Internet. The newsletter will include information of general interest to investors and also articles about specific companies and securities. The newsletter will be prepared and edited by independent contractors, and freelance writers for most of the content material. StockGame may also try to negotiate arrangements with producers of print newsletters to distribute their content on the Internet. None of StockGame's officers, directors or employees will have any direct or indirect interest in any security discussed in the newsletter without full disclosure of that interest being included in the newsletter. StockGame will also obtain similar representations in writing from all independent contractors involved with each issue.

         StockGame plans on distributing the newsletter on a monthly basis and charge a subscription fee for it. The subscription fee will entitle the purchaser to receive the newsletter, as well as to participate in a contest of skill based on investment knowledge. The contest will be called StockPick. To date, StockGame has not entered into any agreements with any independent contractors or freelance writers with respect to the newsletter nor has StockGame determined the appropriate level of the annual subscription fee.

StockPick Game - StockPick will be an educational contest or game that will permit each participant to select a model or virtual stock portfolio. The performance of that portfolio will be compared against the performance of all other participants' portfolios and the highest performing portfolio will win a prize at the end of each contest period. Each participant will be permitted to choose a virtual portfolio consisting of up to ten stocks whose total market capitalization shall not exceed $1,000,000. Only stocks listed on the New York Stock Exchange, American Stock Exchange or NASDAQ National Market will be eligible. Initial public offerings on any of these exchanges will not be eligible. At the end of each 60 day period, the participant with the highest percentage gain in his/her selected virtual stock portfolio will be deemed the winner and will receive a cash prize of up to $50,000. Other cash prizes will be awarded to the second place and third place finishers. The actual level of prizes or awards will be determined at the time that StockPick is actually started. The determination will be based on our resources at that time and the level of interest shown during the period leading up to the actual introduction date.

         StockPick is important to our strategy because we believe that it will provide potential subscribers an added reason to pay for a subscription and to return to our site.

         StockGame will reserve the right to change or modify the rules of StockPick, and all decisions made by it in regard to interpreting the rules will be considered final by the company. Each participant will have the right to make five substitutions in each 60 day period. All equity share prices will be based on the closing price on the day of day of selection or substitution as printed in the financial press. All stock model participants will be able to know their performance on a real time, daily basis. Participation in StockPick will be limited to paid subscribers of the newsletter. There will be no separate admission fees.

         StockGame, with the assistance of consultants engaged by eSAFETYWORLD, will design and develop a website having the capabilities of running StockPick and with links to relevant other investor oriented web uses. The website will also have a general message board that is popular on investment oriented uses. StockGame believes that StockPick will be an educational tool for people with an interest in learning about the stock market without incurring the risk of loss during the process. As of March 15, 2001, the consultants have been engaged to commence work on the design of the website and related software.

Commencing operations - An initial capital raise of $250,000 will permit us to hire a few employees, commence publication of our newsletter and complete StockPick to start with a limited number of variables and alternatives. These activities will provide us with the opportunity of generating revenue. Additional amounts of capital will permit us to expand the scope of StockPick and the newsletter and initiate a marketing campaign to increase revenue and commence soliciting advertising revenue. We will engage the services of an investment banking firm to assist us in raising capital, although no assurances can be given that we will be successful in those efforts.

Advertising - StockGame hopes to be able to generate advertising revenues on StockGame's website as the popularity of StockPick increases.

         StockGame's short operating history makes future results extremely unpredictable because of a variety of factors. Many of these factors, which are outside of StockGame's control, include:

o        StockGame may not be able to attract and retain subscribers;

o StockGame may not be successful in establishing and maintaining good relations with content and information suppliers;

o StockGame may not succeed in its brand-building and marketing campaigns;

o The level of use of online and Internet services may not grow as expected;

o There may be a lack of consumer confidence in and acceptance of online and interactive services for leisure spending;

o StockGame may experience technical difficulties or lengthy interruptions;

o StockGame may not be able to adequately update and upgrade its website with technological innovations and infrastructure to accommodate growth;

o Federal or local governmental controls and regulation may change and become less favorable; and

o General economic conditions and economic conditions specific to online activity may be depressed.

The target date to establish operations is the second quarter of 2002.

Marketing

         StockGame believes that the principal obstacle relating to the implementation of StockGame's overall strategy is getting StockGame's product known to the investing public and others interested in the capital markets. StockGame's strategy is based on the assumption that StockGame will have extremely limited resources to work with. Specifically, StockGame will:

o Send emails to potential subscribers based on mailing lists. Each email will include a link to StockGame's website. Targeted email lists will be rented from providers, and all emails sent will be done on an "opt-in" basis.

o Send sample copies of StockGame's electronic newsletter to selected individuals listed on available mailing lists.

o Try to negotiate cooperative relationships with operators of other websites serving the investing community in order to have links to each other placed on the respective websites.

o        Attend a limited number of tradeshows.

StockGame will have language in all emails and trial copies of StockGame's electronic newsletter that advises recipients how they can be taken off of StockGame's mailing lists. StockGame will also consult with counsel to ensure that StockGame's mass mailings do not violate any local laws or regulations or the terms of service of a service provider.

         StockGame believes that the potential amount of its prizes for winning StockPick will provide it with a competitive advantage. Also, the rules of StockPick will give people the opportunity to participate in the stock market in a meaningful way without risking any of their own money.

Customer service

         StockGame believes that a high level of customer service and support will be critical to developing, retaining and expanding StockGame's customer base and encouraging repeat purchases. Customer service representatives will be available from 9:00 a.m. to 5:00 p.m. Eastern Time, five days a week to provide assistance via a real time customer service chat component on StockGame's website as well as by e-mail or telephone as soon as StockGame's website is completed. Initially, eSAFETYWORLD, as part of a consulting agreement, will use its resources to assist StockGame in providing telephone and online customer service. Customer service representatives will also be a valuable source of feedback regarding user satisfaction.

Hardware and security

         StockGame's website will be hosted by eSAFETYWORLD's servers and will be backed up at a site of an independent third party in St. George, Utah. StockGame will engage a website host that uses the Secure Socket Layer, known as "SSL," transaction protocol to protect sensitive information transferred to and from StockGame's servers. SSL is currently used for most web-based e-commerce projects to protect credit card and other processing.

Regulation

         Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as unsolicited bulk e-mailing, license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth or expose it to significant liabilities associated with content available on StockGame's future websites or through StockGame's Internet marketing methods. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations (including laws and regulations governing issues such as property ownership, content, taxation, defamation and personal injury), will not expose it to significant liabilities, significantly slow Internet growth or otherwise cause a material adverse effect on StockGame's business, results of operations or financial condition.

         Gaming activities are subject to extensive statutory and regulatory regulation by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and changes in economic and regulatory policies. All 50 states currently have statutes or regulations regarding gaming activities, and three states have no gaming at all.

         The Federal Interstate Wire Act contains provisions which make it a crime for anyone in the business of gaming to use a telephone line or other wire communication facility in interstate or foreign commerce to transmit information assisting in the placing of wagers, unless the wagering is legal in the jurisdictions from which and into which the transmission is made. Other federal laws impacting gaming activities include

o        the Interstate Wagering Paraphernalia Act,

o        the Travel Act and

o        the Organized Crime Control Act.

Other governmental and quasi-governmental bodies are reviewing interstate and interactive wagering, and may reach influential anti-gaming conclusions that could form the basis for new laws, regulations, or enforcement policies that could have a material adverse effect on StockGame's planned business.

         The National Gambling Impact Study Commission released its final report and recommendations in June 1999. Certain recommendations in that report could form the basis for new anti-gaming (including anti-online-gaming) laws or regulations that could have a material adverse effect on our business. Other governmental and quasi-governmental bodies are reviewing interstate and interactive wagering, and may reach influential anti-gaming conclusions that could form the basis for new laws, regulations, or enforcement policies that could have a material adverse effect on our business.

         The Internet Gambling Prohibition Act of 2000 (H.R. 3125RH) defined the term "gambling business" to mean a business that is conducted at a gambling establishment, or that involves the placing, receiving, or otherwise making of bets or wagers. For the purposes of this document the terms "gaming" and "gambling" are synonymous. The term "bets or wagers" as that term involves gaming or gambling:

o means the staking or risking by any person of something of value upon the outcome of a contest of others, a sporting event, or a game predominantly subject to chance, upon an agreement or understanding that the person or another person will receive something of greater value than the amount staked or risked in the event of a certain outcome;

o includes the purchase of a chance or opportunity to win a lottery or other prize (which opportunity to win is predominantly subject to chance);

o        includes any scheme of a type described in section 3702 of title 28;
         and

The term "bets and wagers" does not include:

o a bona fide business transaction governed by the securities laws for the purchase or sale at a future date of securities (as that term is defined in section 3(a)(10) of the Securities Exchange Act of 1934 );

o a transaction on or subject to the rules of a contract market designated pursuant to section 5 of the Commodity Exchange Act;

o        a contract of indemnity or guarantee;

o        a contract for life, health, or accident insurance; or

The term "bets and wagers" also does not include participation in a simulation sports game or an educational game or contest that:

o is not dependent solely on the outcome of any single sporting event or nonparticipant's singular individual performance in any single sporting event;

o has an outcome that reflects the relative knowledge and skill of the participants with such outcome determined predominantly by accumulated statistical results of sporting events and nonparticipants accumulated individual performances therein; and

o offers a prize or award to a participant that is established in advance of the game or contest and is not determined by the number of participants or the amount of any fees paid by those participants.

         If StockGame were to be deemed subject to various federal and state statutes and regulations, that determination could have a direct and material adverse effect on its business and indirectly could have a material adverse effect on the public's demand for its services. StockGame believes that StockPick is an educational test of skill and not a game of chance. Gaming activities are subject to extensive statutory and regulatory regulation by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and changes in economic and regulatory policies. StockGame does not believe that its planned activities constitute gaming activities and, therefore, will be in compliance with all applicable gaming laws and regulations as currently applied. However, because there is little clear statutory and case law authority, this conclusion is not completely free from doubt. While it is possible to compare StockGame's activities to applicable statutes, the wording of many such statutes is ambiguous. Furthermore, there is little case law to rely upon for interpretation of these ambiguities. Thus, it is possible that StockGame may be alleged to be in violation of an applicable statute based on an interpretation of the statute which differs from StockGame's or based on a future change of law or interpretation or enforcement policy. Such allegations could result in either civil or criminal proceedings brought by governmental or private litigants. As a result of those types of proceedings, StockGame could incur substantial litigation expense, fines, diversion of the attention of key employees, and injunctions or other prohibitions preventing it from engaging in various anticipated business activities. Also, if it were finally determined that StockGame did violate applicable law, then civil damages or criminal penalties could be imposed and StockGame might be barred from pursuing that activity. Such an outcome would have a material adverse effect on StockGame.

         By distributing an electronic newsletter, StockGame will be deemed to be a distributor of Internet content. As such, StockGame will face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that it broadcasts. Claims like these have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we could be exposed to liability with respect to the content or unauthorized duplication or broadcast of content. Although we intend to maintain general liability insurance, StockGame's insurance may not cover potential claims of this type or may not be adequate to indemnify it for all liability that may be imposed. In addition, although StockGame will generally require StockGame's content providers to indemnify it for such liability, such indemnification may be inadequate. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could have a material adverse effect on StockGame's business, results of operations and financial condition.

         StockGame may hold various web domain names and trademarks. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com", ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system that is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which it may conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, StockGame may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of StockGame's trademarks and other proprietary rights.

Competition and similar factors

         StockGame will face competition from a large number of other companies, substantially all of which have more resources than it does.

Newsletter - There are large numbers of investment newsletters available both in print and electronic form. These newsletters are published by large companies like Dow Jones and major brokerage firms and a variety of small companies. StockGame's success in trying to penetrate this market depends on StockGame's ability to find creative, accurate and useful information and to distribute this information on a timely basis.

StockPick - there are a variety of stock selection games available in newspapers and online. In most cases these games form a minor part of the sponsor's overall activities and the prizes awarded to the winners are generally modest. StockGame's success will be dependent on StockGame's ability to make StockPick easy to play yet challenging and to offer attractive prizes to the winners. In addition, StockGame will be heavily dependent on StockGame's ability to establish alliances that result in other websites including links to StockGame's site.

         StockGame believes that competition for customers is based on:

o        technology,

o        marketing strategy,

o        reputation for reliability,

o        technical support,

o        quality of service, and

o        alliances with others.

         StockGame's future annual and quarterly operating results will be affected and may fluctuate significantly because of a variety of factors, many of which are outside of StockGame's control. Factors that may harm StockGame's business or cause StockGame's operating results to fluctuate include the following:

o StockGame's inability to obtain customers at reasonable cost or to retain customers;

o StockGame's inability to establish, maintain and manage strategic relationships with other websites serving the investment market;

o StockGame's inability to develop a newsletter that consistently provides useful and current information and perspectives;

o the ability of StockGame's competitors to offer new or enhanced websites, services or products;

o fluctuations in the amount of consumer or client spending or the overall economy;

o        increases in the cost of online or offline advertising;

o StockGame's inability to attract new personnel, including independent contractors, in a timely and effective manner or retain existing personnel;

o the amount and timing of operating costs and capital expenditures relating to the development and expansion of StockGame's operations;

o        technical difficulties, system downtime or Internet brownouts; and

o government regulations related to use of the Internet for marketing and/or commerce.

         StockGame will compete with numerous other entities in attracting interested investors. These competitors include website operators, newsletter publishers and other publishers, and even online brokerage firms and portals. Most of these competitors have substantially more financial and human resources than does StockGame. We will have to compete on the basis of the usefulness of our newsletter and the creativity of StockPick.

Facilities

         StockGame will operate out of offices located at 80 Orville Drive, Bohemia, NY 11716, provided to it by eSAFETYWORLD, Inc. as part of the consulting agreement. These offices are expected to be sufficient for StockGame's purposes until it starts generating revenue.

Employees

         At March 31, 2002, StockGame had one employee, John C. Dello-Iacono, who is not currently serving in a fulltime capacity. StockGame has relied and will continue to rely on consultants and independent contractors wherever possible.

         Mr. Dello-Iacono will become a fulltime employee concurrent with the effective date of the Distribution.

Research and development

         We have not incurred any research and development costs and do not anticipate incurring any such costs in the next year. All of our website development costs incurred to date have been included in our consulting agreement with eSAFETYWORLD and are not separately identifiable.

Management's Discussion and Analysis of Results of Operations and Financial Condition

         StockGame has not yet commenced revenue producing operations. During the next 12 months, we will complete work on our website and finalize plans for our newsletter and StockPick. We will work with consultants engaged by eSAFETYWORLD to conclude these processes. We will not incur significant monetary costs in undertaking these efforts because of the agreement with eSAFETYWORLD and our ability to time the incurrence of costs based on our ability to satisfy obligations. Wherever possible, we will negotiate noncash forms of consideration to pay for services. We will not incur liabilities payable in cash without a source to satisfy those liabilities.

         The net losses incurred during the years ended December 31, 2001and 2000 relate to the services performed for us by eSAFETYWORLD. eSAFETYWORLD's services principally related to assisting us:

o develop our business strategy; including assistance in strategic planning and marketing;

o        develop the basic rules of StockPick;

o        design our website which is housed on eSAFETYWORLD's servers; and

o maintain records and perform routine administrative functions, including telephone services and office space..

Liquidity

         StockGame does not have any credit facilities or other commitments for debt or equity. No assurances can be given that advances will be made available to it by shareholders and others when needed.

         StockGame has a consulting agreement with eSAFETYWORLD which eliminates the near term need to incur significant capital costs for infrastructure during that period. During the contract period, StockGame will house its website on eSAFETYWORLD servers and use eSAFETYWORLD facilities for other infrastructure needs.

         Stockgame believes that it can reach revenue generating activities by raising approximately $250,000. Substantially all of that amount will be used to pay salaries and set aside initial prize money for the StockPick game. Our agreement with eSAFETYWORLD will also result in our website being operational. The website will then be enhanced based on the availability of resources.

         StockGame will need to be generating revenue or be able to raise additional funds approximately 12 to 15 months after raising its initial $250,000 in order to be able to continue its operations with full-time employees. An initial capital raise of $250,000 will permit us to hire a few employees, commence publication of our newsletter and complete StockPick to start with a limited number of variables and alternatives. Additional amounts of capital will permit us to expand the scope of StockPick and the newsletter and initiate a marketing campaign. We will engage the services of an investment banking firm to assist us in raising capital and will be guided by that firm's advice as to the form and nature of a transaction, if a transaction can be arranged on any terms of which there can be no assurances. We believe that current market conditions may make discretionary drawdown lines of credit or a similar equity infusion the most probable facility if our common stock begins to trade at sufficient volumes. However, no assurances can be given that we will be successful in obtaining an equity facility or any other form of investment. If we are unable to obtain financing or if the financing we do obtain is insufficient to cover any operating losses we may incur, we may substantially curtail or terminate our operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

New accounting pronouncements

         No new pronouncement issued by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on StockGame's financial position or reported results of operations.

         On April 30, 2002, the SEC proposed a disclosure requirement for companies to include a separately-captioned section regarding the application of critical accounting policies in the "Management's Discussion and Analysis" (MD&A) section of annual reports, registration statements and proxy and information statements. The Application of Critical Accounting Policies section would encompass both disclosure about the critical accounting estimates that are made by the company in applying its accounting policies and disclosure concerning the initial adoption of an accounting policy by a company.

         The SEC proposals define an accounting estimate recognized in the financial statements as a "critical accounting estimate" if:

o the accounting estimate requires a company to make assumptions about matters that are highly uncertain at the time the accounting estimate is made; and

o different estimates that a company reasonably could have used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of a company's financial condition, changes in financial condition or results of operations.

o The proposals would also require the following information in the MD&A section:

         A discussion that identifies and describes the estimate, the methodology used, certain assumptions and reasonably likely changes;

         An explanation of the significance of the accounting estimate to the company's financial condition, changes in financial condition and results of operations and, where material, an identification of the line items in the company's financial statements affected by the accounting estimate;

         A quantitative discussion of changes in line items in the financial statements and overall financial performance if the company were to assume that the accounting estimate were changed, either by using reasonably possible near-term changes in certain assumption(s) underlying the accounting estimate or by using the reasonably possible range of the accounting estimate;

         A quantitative and qualitative discussion of any material changes made to the accounting estimate in the past three years, the reasons for the changes, and the effect on line items in the financial statements and overall financial performance;

         A statement of whether or not the company's senior management has discussed the development and selection of the accounting estimate, and the MD&A disclosure regarding it, with the audit committee of the company's board of directors;

         If the company operates in more than one segment, an identification of the segments of the company's business the accounting estimate affects; and

o A discussion of the estimate on a segment basis, mirroring the one required on a company-wide basis, to the extent that a failure to present that information would result in an omission that renders the disclosure materially misleading.

The proposals also would include a requirement that companies update this part of the required disclosure to show material changes in their quarterly reports.


                             StockGame's Management

     StockGame's management and directors consist of:

Name                                 Age                  Title

John C. Dello-Iacono                  52                  President, chairman
Sal Miwa                              44                  Director
Peter Lau                             47                  Director
Edward A. Heil                        50                  Director, secretary
K. Ivan F. Gothner                    42                  Director
 S. David Cooperberg                  52                  Director
Steven W. Schuster                    44                  Director

John C. Dello-Iacono is a founder of the Company. He served as a Vice President of corporate development for Community Home Mortgage Corporation, a Melville, NY-based mortgage bank, which is a former client of eSAFETYWORLD in which eSAFETYWORLD has no financial interest, from October 2000 until October 2001, and has been a managing director of Independent Network Group, Inc., a financial consulting firm since 1995. Prior to that Mr. Dello-Iacono served in various executive positions with S.D. Cohn & Co., Barclays Bank, Long Island Trust Co., and State Bank of Long Island. He holds a BS from St. John's University. Mr. Dello-Iacono currently devotes approximately 10 hours a week to StockGame but will devote fulltime to StockGame concurrent with the Distribution.

Sal Miwa became a director in March 2001 and has been chief operating officer and a director of RealRead, Inc. , a privately held online book sampling company based in New York, since 2000.He was chief executive officer of Tilp, Inc. , a privately held injection plastics molding business based in Union, NJ, from 1995 to 2000. He currently serves as vice chairman of Advanced Environmental Recycling Technologies, Inc., a public company based in Springdale, Arkansas. Mr. Miwa holds a Bachelors of Science degree from Embry-Riddle Aeronautical University and a Master of Science degree from Massachusetts Institute of Technology.

Peter Lau - has been a director since March 2001. He has been chief executive officer of Cathayone, Inc., a New York-based public company since 2000. Prior thereto, he was chief financial officer of CathayOnline, Inc., a publicly-held company designed to provide internet related services in the Pacific rim, from 1999 to 2000, managing director for American Fronteer Financial, Inc., an investment banking firm, from 1997 to 1999 and managing director of Ridgewood Capital, Ltd, an investment banking firm, from 1996 to 1997. CathayOne, Inc. filed a petition in bankruptcy in 2002. Mr. Lau holds Bachelors and Masters degrees from the University of Hartford.

Edward A. Heil is a founder and became a director in 1999 and is a founder of eSAFETYWORLD, Inc. a New York based public company, where he has been president and a director since 1997. He is a certified public accountant and a managing director, since January 1992, in Independent Network Group, Inc., a financial consulting firm. During that same period, he has been a principal of EH Associates, LLC, a financial consulting firm. From 1984 through December 1991 he was a partner in the accounting firm, Deloitte & Touche, LLP. From 1973 to 1984 he was employed in various professional capacities by Deloitte & Touche, LLP. Mr. Heil holds Bachelor of Arts and Master of Business Administration degrees from New York University. EH Associates, LLC performed consulting services by providing StockGame with management and financial services in 1999.

K. Ivan F. Gothner became a director in March 2001 and is a managing director and a founder of Adirondack Capital, LLC, a private merchant banking firm that focuses on serving small and midsize growth companies. Mr. Gothner was associated with Kleinwort Benson Limited, an investment banking firm, in 1986 and, from 1987 through 1990, Mr. Gothner acted as the general manager of the KB Mezzanine Fund, LP., a specialized smallcap fund. In 1990, Mr. Gothner joined Barclays Bank as a Senior Vice President responsible for establishing an investment banking unit to serve small and mid sized companies. Upon the sale of Barclays' "middle market" business at the end of 1992, Mr. Gothner began to work independently in this area. In addition to financial advisory assignments, Mr. Gothner's work had included an assignment where he acted as a "start up" managing director of First United Equities Corporation from 1995 to 1997. Mr. Gothner holds BA and MA degrees from Columbia University and also serves as a director of eSAFETYWORLD, Inc.

S. David Cooperberg became a director in March 2001 and has been president and a director of CathayOne Inc., a New York-based public company since June 2000. CathayOne, Inc. filed a petition in bankruptcy in 2002. Prior thereto, he was a managing director for the Ridgewood Group International Ltd., a New York-based investment bank from 1996 to 2000. Mr. Cooperberg holds a Bachelors of Arts degree from Dartmouth College and a Master of Business Administration from the University of Chicago.

Steven W. Schuster has been a director of the Company since March 2001. He has been a partner at McLaughlin & Stern LLP, a law firm located in New York, New York, since 1995. He has practiced corporate securities law since 1980. Mr. Schuster received a Juris Doctor degree from New York University Law School in 1980 and a Bachelor of Arts degree from Harvard University in 1976. He serves as a director of eSAFETYWORLD, Inc.

Board of directors

         All directors hold office until the completion of their term of office, which is not longer than three years, or until their successors have been elected. StockGame has a staggered board of directors. All officers are appointed annually by the board of directors and, subject to existing employment agreements, serve at the discretion of the board. Currently, directors receive no compensation. In the future, StockGame will consider a directors' stock option plan.

Committees of the board of directors

         Concurrent with the Distribution, the StockGame board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees.

         All directors will be reimbursed by StockGame for any expenses incurred in attending directors' meetings provided that StockGame has the resources to pay these fees. StockGame will consider applying for officers and directors liability insurance.

Stock option plan

         StockGame has a stock option plan that expires in 2010 and enables StockGame to grant incentive stock options, nonqualified options and stock appreciation rights for up to an aggregate of 1,000,000 shares of its common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant or 110% of fair market value for owners of ten percent or more of the common stock. Other options and stock appreciation rights may be granted on terms determined by the compensation committee of the board of directors.

         No options are outstanding.

Executive compensation

         The following table sets forth for each of the last three fiscal years the annual and long-term compensation earned by, awarded to or paid to each person who served as a chief executive officer of StockGame during the last fiscal year. No executive officer of StockGame received compensation exceeding $100,000 during the preceding fiscal year:



                                                                             Long Term Compensation
                                                                        ----------------------------------
                                         Annual Compensation                    Awards           Payouts
                                 -------------------------------------  -----------------------  ---------
                                                             Other      Restricted  Securities             All Other
                        Year                                Annual        Stock     Underlying     LTIP     Compen-
      Name and          Ended                  Bonus        Compen-     Award(s)     Options/    Payouts     sation
 Principal Position    Dec 31    Salary ($)     ($)       Sation ($)       ($)       SARs (#)      ($)        ($)
---------------------  --------  ----------- -----------  ------------  ----------  -----------  --------- -----------


John C.                 2001     $   -        $  -          $20,000         -            -           -      $  -
Dello-Iacono,

 President and CEO      2000         -           -             -            -            -           -         -
                        1999         -           -           12,500         -            -           -         -

Employment agreement

1. We have entered into a five-year employment agreement with John C. Dello-Iacono commencing July 1, 2001 under which we have agreed to pay him an annual salary of $120,000 during the first two years and $130,000 thereafter, payable every two weeks. Salary payments shall be subject to withholding and other applicable taxes. We have also agreed to provide Mr. Dello-Iacono with a medical insurance plan. If, at any time during the term of this agreement, we have insufficient funds to pay Mr. Dello-Iacono on a scheduled pay date, the amount not paid will be accrued and paid to him when we have sufficient funds to do so. Both parties agreed to defer the starting date of this agreement until January 1, 2002.

                    Description of StockGame's Capital Stock

Introduction

         StockGame approved an amendment to its articles of incorporation in February 2000 and filed the necessary documents with the State of Nevada in February 2001. The amended articles authorize StockGame to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. In February 2001, StockGame effected a two for one forward split of its common stock. In May 2001, StockGame declared a 2.25 for one forward split of its common stock, effective for holders of record on February 15, 2001. All share amounts disclosed in this registration statement give retroactive effect to these stock splits.

Preferred stock

         StockGame's amended certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its board of directors. Accordingly, StockGame's board of directors is empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although StockGame has no present intention to issue any shares of preferred stock, there can be no assurance that StockGame will not do so in the future.

Common stock

         There are 9,000,000 shares of common stock issued and outstanding and two holders of record at March 31, 2002, without giving consideration to the forthcoming issuance of 600,000 shares to eSAFETYWORLD. The 600,000 shares being distributed as a dividend by eSAFETYWORLD represent approximately 6% of the total outstanding shares of StockGame. The Distribution has no impact on the number of shares issued and outstanding. The holders of StockGame common stock:

o have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

o are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

o do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

o are entitled to one noncumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Authorized but unissued capital stock

         Nevada law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the Nasdaq, which would apply only if the StockGame's common stock were listed on the Nasdaq, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of StockGame, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

         One of the effects of the existence of unissued and unreserved common stock may be to enable the board of directors of StockGame to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of StockGame by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of StockGame's management and possibly deprive the stockholders of opportunities to sell their shares of StockGame common stock at prices higher than prevailing market prices.

         StockGame may also issue shares in the future in consideration for the receipt of goods or services. The issuance of such shares will dilute the ownership interests of current shareholders.

No preemptive rights

         No holder of any class of stock of StockGame authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of StockGame of any kind or class.

Indemnification and limitation of liability for directors and officers

         The StockGame Certificate of Incorporation, as amended, provides that StockGame shall indemnify directors and officers to the fullest extent permitted by the laws of the state of Nevada. The StockGame Certificate of Incorporation, as amended, also provides that a director of StockGame shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent the exemption from liability or limitation thereof is not permitted under Nevada Law as the law exists or may be amended in the future.

         StockGame has been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by it of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, StockGame will submit the question of whether indemnification by it is against public policy to an appropriate court and will be governed by the final adjudication of the case.

         There is no pending litigation or proceeding involving a director or officer as to which indemnification is or may be sought.

Transfer agent

         Standard Registrar & Transfer Company, Inc. has been appointed as the transfer agent and registrar for StockGame's common stock effective with the Distribution. The transfer agent's address is 12528 South 1840 East, Draper, Utah 84020, and its telephone number is 801-571-8844.

             Securities of Certain Beneficial Owners and Management

         The following table sets forth information known to it regarding beneficial ownership of StockGame's common stock at the date of this prospectus by:

o each person known by it to own, directly or beneficially, more than 5% of StockGame's common stock,

o        each of StockGame's directors, and

o        all of StockGame's officers and directors as a group.

         Except as otherwise indicated, StockGame believes that the beneficial owners of the common stock listed below, based on information furnished by the owners, have sole investment and voting power over the shares.


                                                Before Distribution                      After Distribution
Name(2)                                   Number of          Percent Held       Number of Shares      Percent Held
                                          shares(1)

John C. Dello-Iacono                      5,062,500              56.3%             5,062,500             52.7%
Edward A. Heil                            3,937,500              43.7%             4,026,100             41.9%
Sal Miwa                                     -0-                  -0-                 -0-                 -0-
K. Ivan F. Gothner                           -0-                  -0-                 -0-                 -0-
Peter Lau                                    -0-                  -0-                 -0-                 -0-
Steven W. Schuster                           -0-                  -0-                20,000               0.2%
S. David Cooperberg                          -0-                  -0-                 -0-                 -0-

Directors and officers as a group
(7 persons)                             9,000,000 (1)            100%              9,108,000             94.8%




1. The table does not give effect to 600,000 shares issuable to eSAFETYWORLD in consideration for consulting services. The 600,000 shares represent approximately 6% of the total outstanding shares of StockGame. eSAFETYWORLD's address is 80 Orville Drive, Bohemia, NY 11716.

2. The address for all officers and directors is 80 Orville Drive, Bohemia, NY 11716.

                 Certain Relationships and Related Transactions


Consulting arrangements
         On September 27, 2000, StockGame engaged eSAFETYWORLD and an affiliated venture, EB Consulting, to provide StockGame with consulting services. EB Consulting is a partnership between Edward A. Heil and R. Bret Jenkins, two officers and directors of eSAFETYWORLD. The agreements with eSAFETYWORLD and EB Consulting were amended in May 2001 with the terms of the amendments being considered to have been effective on September 27, 2000. In consideration of the services being provided, StockGame agreed to pay eSAFETYWORLD and EB Consulting one-time fees of $300,000 and $100,000, respectively, payable at the election of StockGame in either cash or 600,000 and 350,000 shares of StockGame common stock, respectively. In February 2001, StockGame issued 950,000 shares of its common stock to satisfy its obligations under these agreements and, in accordance with the provisions of the consulting agreements, has filed the registration statement, of which this prospectus is a part, relating to the Distribution. Under the terms of the agreement, eSAFETYWORLD is also entitled to receive a fee equal to 5% of StockGame's annual revenue.

         In September 2001, StockGame and eSAFETYWORLD rescinded their consulting agreement, eSAFETYWORLD returned the 600,000 shares of StockGame common stock and the two parties entered into a revised consulting agreement covering substantially similar services. Under the terms of the agreement, eSAFETYWORLD is also entitled to receive a fee equal to 5% of StockGame's annual revenue. The contract is renewable for a one-year period on its contract anniversary date at our option, provided that John C. Dello-Iacono is our president at the renewal date. If John C. Dello-Iacono is not our president at the renewal date, then the extension requires the consent of both parties. In the event that we opt to issue shares of common stock for compensation to eSAFETYWORLD to satisfy the obligations under the new consulting agreement, we agreed to register such common stock under the Securities Act of 1933, as amended, on Form SB-2 or S-1 prior to the issuance of the shares. We also agreed to distribute the 600,000 shares to eSAFETYWORLD within 24 hours after the applicable registration statement becomes effective. We have advised eSAFETYWORLD that we will opt to issue shares.

         Our issuance of 600,000 shares of common stock to eSAFETYWORLD in February 2001 pursuant to our consulting agreement with eSAFETYWORLD may not have met the requirements for an exemption under Section 4(2) of the Securities Act or from the registration requirements of Section 5 of the Securities Act. We subsequently rescinded this share issuance and the consulting agreement and the shares were returned and canceled. In September 2001, we entered into a new consulting agreement with eSAFETYWORLD and agreed to issue it 600,000 shares of common stock. The 600,000 shares represent approximately 6% of the total outstanding shares of StockGame.It is possible that this issuance also may not have met the requirements for an exemption under Section 4(2) of the Securities Act, because the registration statement of which this prospectus is a part had been filed prior to the execution of the new agreement. If this is the case, we may be subject to liabilities associated with the rescission rights of eSAFETYWORLD and any fines and penalties that the SEC or state securities regulators may impose. eSAFETYWORLD has waived any right to rescission. There is a one year statute of limitations on this type of claim under Section 12(1) of the Securities Act.

            We have not recorded any liability associated with any the possible contingent liabilities referred to above. We believe that the likelihood of a claim and the ultimate outcome if any claim is asserted cannot be ascertained at this time.

         The agreements with eSAFETYWORLD and EB Consulting did not delineate which consulting procedures would be performed by which entity. The verbal understanding among the parties was that eSAFETYWORLD would perform webcentric and design functions as well as assist us in designing the rules for StockPick and provide us with administrative services while EB Consulting would assist us in designing financial control and reporting systems. Since we remain in the development stage, we believed that the services to be performed by EB Consulting should be deferred until a future date. In October 2001, we negotiated the cancellation of our agreement with EB Consulting, and the shares issuable under that agreement were returned and cancelled. EB Consulting no longer has any of our shares nor does it have a right to receive any of our shares.

         Edward A. Heil, a founding shareholder and director, is president of eSAFETYWORLD. Neither Mr. Heil nor eSAFETYWORLD are involved in our day-to-day decision making process.

         The contracts were negotiated by Mr. Dello-Iacono on behalf of StockGame. We believe that these agreements offer StockGame its best opportunity to execute its overall strategy because they provide infrastructure and technical capabilities without the expenditure of cash. No other similar opportunities were available. We cannot determine what the cost would have been to obtain similar services from another provider or providers, nor on what terms we would have received those services. We are also unable to estimate the cost incurred by eSAFETYWORLD to provide the services under the consulting agreement. eSAFETYWORLD's services principally related to assisting us:

o develop our business strategy; including assistance in strategic planning and marketing for when we have the resources to implement our plans, if ever;

o        develop the basic rules of StockPick;

o        design our basic website which is housed on eSAFETYWORLD's servers; and

o maintain records and perform routine administrative functions, including telephone services and office space.

         Under the terms of the agreement, eSAFETYWORLD is also entitled to receive a fee equal to 5% of StockGame's annual revenue. The contract with eSAFETYWORLD is renewable for two "one year periods" on each contract anniversary date at the option of StockGame, provided that John C. Dello-Iacono is president of StockGame at the renewal date. If John C. Dello-Iacono is not president of StockGame at a renewal date, then the extension requires the consent of both parties. If StockGame elects to extend this agreement with eSAFETYWORLD, the payment therefor shall be $250,000 or 300,000 shares of StockGame's common stock, at the option of StockGame, plus 5% of revenues at the first renewal date and $250,000 or 250,000 shares of StockGame's common stock, at the option of StockGame, plus 5% of revenues at the second renewal date. eSAFETYWORLD shall receive registration rights such that StockGame shall file a Registration Statement covering such shares within 120 days of the contract renewal date. Both parties have agreed not to perform any procedures during the renewal period of the consulting agreement until the Registration Statement covering the issuance of the 600,000 shares to eSAFETYWORLD is effective. Therefore, no additional costs pertaining to this agreement will be reflected in our financial statements until such time.

         In general, eSAFETYWORLD has been available to discuss approaches and alternatives to our planned day-to-day business activities. The advice and suggestions encompass most areas of activity except financing alternatives. The majority of the consulting efforts has been devoted to development of a website and assistance in the design of StockPick.

Employment agreement

         We have entered into a five-year employment agreement with John C. Dello-Iacono commencing July 1, 2001 under which we have agreed to pay him an annual salary of $120,000 during the first two years and $130,000 thereafter, payable every two weeks. Salary payments shall be subject to withholding and other applicable taxes. We have also agreed to provide Mr. Dello-Iacono with a medical insurance plan. If, at any time during the term of this agreement, we have insufficient funds to pay Mr. Dello-Iacono on a scheduled pay date, the amount not paid will be accrued and paid to him when we have sufficient funds to do so. Both parties have agreed to defer the effective starting date of this agreement until January 1, 2002.

 Other

         An additional $55,000 was owed to EH Associates, LLC, an entity controlled by Edward A. Heil, at December 31, 2000 for consulting services rendered and an advance made during 1999.

         eSAFETYWORLD also made interest-free demand loans totaling $32,000 to us in 2001.

         We will attempt to settle these liabilities through the issuance of shares, but there are no assurances that we will be successful in doing so.

                              Selling Stockholders

         This prospectus relates to the resale of 600,000 shares of The StockGame Company common stock by the selling stockholders. The following table provides certain information concerning the resale of shares of common stock by the selling stockholders and assumes that all shares offered by the selling stockholders will be sold. The StockGame Company will not receive any proceeds from the resale of the common stock by the selling stockholders.

                                                    Common Stock
                         ---------------------------------------------------------------------
                              Beneficially             Number            Beneficially
                           Owned Before Offering     to be Sold      Owned After Offering
                          ------------------------   ----------    ---------------------------
Selling Stockholder           Number       Percent                      Number       Percent

eSAFETYWORLD                  600,000       6.25%                        -0-           -0-
Edward Heil                 3,937,500       41.0        88,600         3,937,500      41.0
R. Bret Jenkins                                         66,000           -0-           -0-
James Brownfiel                                         14,700           -0-           -0-
Claire Heil                                             14,700           -0-           -0-
Steven  Schuster                                        20,000           -0-           -0-
Bridget Owens                                           10,000           -0-           -0-
eSAFETYWORLD shareholders                              386,000           -0-           -0-
                                                      ---------
     Total                                             600,000
                                                      =========

                                 Plan of Resale

         The selling stockholders may from time to time offer any or all of their shares in one or more of the following transactions (which may include block transactions):

o        in the over-the-counter market; o through short sales of shares;

o        in negotiated transactions other than in such markets;

o by pledge to secure debts and other obligations; o in connection with the writing of nontraded and exchange-traded put and call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

o        in any combination of any of the above transactions.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The selling stockholders may compensate broker-dealers in the form of commissions, discounts or selling concessions. The broker-dealers may also receive compensation from any purchaser of the shares for whom the broker-dealers acts as agent or to whom it sells as a principal.

         The selling stockholders may also resell all or a portion of their shares in open market transactions in reliance on Rule 144 under the Securities Act, as long as they meet the criteria and comply with the requirements of that rule.

         The selling stockholders have advised The StockGame Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, and The StockGame Company does not intend to enter into any arrangement with any underwriter or coordinating broker-dealer with respect to sales of the shares by the selling stockholders.

         The selling stockholders and any broker-dealers that participate in the distribution of their shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling shareholders will be required to comply with the prospectus delivery requirements of the Securities Act and applicable provisions of and regulations under the Exchange Act that may limit the timing of sales of shares.

         The StockGame Company is required to pay all costs, expenses and fees incident to the registration of the shares, excluding fees and disbursements of counsel to the selling stockholders, and the selling stockholders are required to pay any brokerage commissions or similar selling expenses incurred by them in connection with the sales of their shares.

         As used in this prospectus, "selling stockholders" includes donees, pledges, transferees or other successors-in-interest who are selling shares they received after the date of this prospectus from a selling stockholder named in this prospectus as a gift, pledge, partnership distribution or other nonsale-related transfer.

         Upon being notified by a selling stockholder that the selling stockholder has entered into a material arrangement with a broker-dealer for the sale of the selling stockholder's shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required by Rule 424(b) under the Securities Act, disclosing certain information about the arrangement and the sale of the shares involved. In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.

                                  Legal Matters

         Stephen B. Schneer, LLC, New York, counsel to StockGame, has rendered an opinion that the common stock of StockGame to be distributed to the stockholders of eSAFETYWORLD is legally issued, fully paid and nonassessable under New York law.

                                     Experts

         The financial statements of StockGame as of December 31, 2001, and each of the two years in the period then ended have been audited by HJ & Associates, LLC, Certified Public Accountants, as stated in its report appearing herein, and have been included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                              Available Information

         StockGame has filed with the SEC a registration statement on Form SB-2 with respect to the shares of StockGame common stock to be received by the stockholders of eSAFETYWORLD in the Distribution. This document does not contain all of the information set forth in the registration statement on Form SB-2 and the exhibits thereof, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the registration statement, reference is made to that exhibit and each statement shall be deemed qualified in its entirety by that reference. The registration statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC as follows:

o at the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549;

o by writing to the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

o from the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy documents and other information regarding issuers that file electronically with the SEC.

Reports of StockGame

         After the Distribution, StockGame will be required to comply with the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, to file reports, proxy statements and other information with the SEC.

         After the Distribution, the reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC as described above.

         Additionally, StockGame will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

                          Index to Financial Statements




Independent Auditors' Report..............................................53

Balance Sheet, December 31, 2001 and
 March 31, 2002 (Unaudited)...............................................54

Statements of Operations for the Years Ended
 December 31, 2001 and 2000 and the Three Months
 Ended March 31, 2002 and 2001 (Unaudited)................................55

Statements of Shareholders' Equity .......................................56

Statements of Cash Flows for the Years Ended
 December 31, 2001 and 2000 and the Three Months
 Ended March 31, 2002 and 2001 (Unaudited)................................57

Notes to Financial Statements.............................................58

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
The StockGame Company
(A Development Stage Company)
Bohemia, New York

We have audited the accompanying balance sheet of The StockGame Company (a development stage company) as of December 31, 2001 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2001 and 2000 and from inception on July 20, 1999 through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The StockGame Company (a development stage company) as of December 31, 2001 and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and from inception on July 20, 1999 through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company is a development stage company with, among other things, no significant operating revenues to date which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
May 10, 2002

                              THE STOCKGAME COMPANY
                          (A Development Stage Company)
                                  Balance Sheet


                                     ASSETS

                                                    March 31,     December 31,
                                                      2002           2001
                                                   -----------   -------------
                                                   (Unaudited)
CURRENT ASSETS

 Cash                                                $   -       $      -
                                                     ---------   -------------
    Total Current Assets                                 -              -
                                                     ---------   -------------

    TOTAL ASSETS                                     $   -       $      -
                                                     =========   =============


                 LIABILITIES AND STOCKHOLDERS" EQUITY (DEFICIT)

CURRENT LIABILITIES

 Accounts payable - related party (Note 6)           $ 364,000   $  337,000
 Accounts payable                                        8,276        8,276
 Accrued interest - related party                        5,500        4,400
                                                     ---------   -------------
    Total Current Liabilities                          377,776      349,676
                                                     ---------   -------------

STOCKHOLDERS' EQUITY (DEFICIT)

 Preferred stock: $0.001 par value,
  authorized 1,000,000 shares, -0- issued
  and outstanding                                        -             -
 Common stock: $0.001 par value, authorized
  20,000,000 shares; 9,000,000 shares issued
  and outstanding                                        9,000        9,000
 Additional paid-in capital                              1,000        1,000
 Deficit accumulated during the development stage     (387,776)    (359,676 )
                                                     ---------   -------------
    Total Stockholders' Equity (Deficit)              (377,776)    (349,676)
                                                     ---------   -------------

    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY (DEFICIT)                                $   -       $     -
                                                     =========   =============


   The accompanying notes are an integral part of these financial statements.
                                       54

                              THE STOCKGAME COMPANY
                          (A Development Stage Company)
                            Statements of Operations


                                                                                                                 From Inception
                                                        For the                            For the                 On July 20,
                                                  Three Months Ended                     Years Ended              1999 through
                                                       March 31,                        December 31,                 March 31,
                                          ---------------------------------  ---------------------------------
                                                2002             2001             2001             2000               2002
                                          ----------------  ---------------  ---------------  ----------------  -----------------
                                             (unaudited)      (unaudited)                                          (unaudited)

REVENUE                                    $             -  $             -  $             -  $              -  $               -

EXPENSES

   General and administrative                       28,100          102,316          244,676            50,000            387,776
                                           ---------------  ---------------  ---------------  ----------------  -----------------

     Total Expenses                                (28,100)        (102,316)         244,676            50,000            387,776
                                           ---------------  ---------------  ---------------  ----------------  -----------------

NET LOSS                                   $       (28,100) $      (102,316) $      (244,676) $        (50,000) $        (387,776)
                                           ===============  ===============  ===============  ================  =================

BASIC LOSS PER SHARE                       $         (0.00) $         (0.01) $         (0.03) $          (0.01)
                                           ===============  ===============  ===============  ================

BASIC WEIGHTED AVERAGE
 NUMBER OF SHARES
 OUTSTANDING                                     9,000,000        9,000,000        9,599,041         9,000,000
                                           ===============  ===============  ===============  ================

   The accompanying notes are an integral part of these financial statements.

                             THE STOCKGAME COMPANY
                          (A Development Stage Company)
                  Statements of Stockholders' Equity (Deficit)



                                                                       Deficit
                                                                     Accumulated
                                       Common Stock      Additional  During the
                                  --------------------     Paid-in   Development
                                    Shares      Amount     Capital      Stage
                                  --------------------   ----------  -----------
Balance at inception
 July 20, 1999                           -     $   -      $   -      $     -

Common stock issued for cash,
 July 20, 1999  at $0.00011
 per share                          9,000,000     9,000      1,000         -

Net loss from inception on
 July 20, 1999  through
 December 31, 1999                       -         -          -         (65,000)
                                    ---------   -------    -------    ----------

Balance, December 31, 1999          9,000,000     9,000      1,000      (65,000)

Net loss for the year ended
 December 31, 2000                       -         -          -         (50,000)
                                    ---------   -------    -------    ----------

Balance, December 31, 2000          9,000,000     9,000      1,000     (115,000)

Common stock issued for prepaid
 services at $0.286  per share
 February 2001                        350,000     3,500     96,500         -

Common stock issued for prepaid
 services at $0.50  per share
 February 2001                        600,000     6,000    294,000         -

Common stock cancelled               (950,000)   (9,500)  (390,500)        -

Net loss for the year ended
 December 31, 2001                       -         -          -        (244,676)
                                    ---------   -------    -------   -----------

Balance, December 31, 2001          9,000,000     9,000      1,000     (359,676)

Net loss for the three months
 ended March 31, 2002  (unaudited)       -         -          -         (28,100)
                                    ---------   -------    -------   -----------

Balance, March 31, 2002 (unaudited) 9,000,000  $  9,000   $  1,000   $ (387,776)
                                    =========   =======    =======   ===========

   The accompanying notes are an integral part of these financial statements.
                                       56

                              THE STOCKGAME COMPANY
                          (A Development Stage Company)
                            Statements of Cash Flows



                                          For the                 For the        From Inception
                                    Three Months Ended          Years Ended        On July 20,
                                         March 31,               December 31,     1999 through
                                  ---------------------     ---------------------   March 31,
                                     2002        2001         2001        2000        2002
                                  ----------   --------     ---------  ----------   ---------
                                  (unaudited) (unaudited)                          (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net loss                          $(28,100)   $(102,316)   $(244,676) $ (50,000)   $(387,776)
 Changes in operating assets and
  liabilities:
  (Increase) decrease in deferred
   costs                               -            -         350,000   (350,000)        -
   Increase in accounts payable
   and other current liabilities     28,100      102,316     (105,324)   400,000      377,776
                                    -------     --------     --------   --------     --------
Net Cash Used in Operating
 Activities                            -            -            -          -         (10,000)
                                    -------     --------     --------   --------     --------
CASH FLOWS FROM INVESTING
 ACTIVITIES                            -            -            -          -            -
                                    -------     --------     --------   --------     --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Issuance of common stock              -            -            -          -          10,000
                                    -------     --------     --------   --------     --------
Net Cash Provided by Financing
 Activities                            -            -            -          -          10,000
                                    -------     --------     --------   --------     --------
NET INCREASE IN CASH                   -            -            -          -            -

CASH, BEGINNING OF PERIOD              -            -            -          -            -
                                    -------     --------     --------   --------     --------
CASH, END OF PERIOD                $   -       $    -       $    -     $    -       $    -
                                    =======     ========     ========   ========     ========

CASH PAID FOR:

   Interest                        $   -       $    -       $    -     $    -       $    -
   Income taxes                    $   -       $    -       $    -     $    -       $    -



   The accompanying notes are an integral part of these financial statements.
                                       57

                              THE STOCKGAME COMPANY
                         (Formerly StockPick.com, Inc.)
                          (A Development Stage company)
                        Notes to the Financial Statements
                           December 31, 2001 and 2000


NOTE 1 -      ORGANIZATION AND HISTORY

              The Company was organized July 20, 1999 under the laws of the State of Nevada. The purpose of the Company is to perform any lawful activity permitted by the State of Nevada. The Company was organized to establish an Internet website catering to the interests of the investing community. The Company plans to operate Internet games directed toward people who are interested in the equity markets and to distribute, on a subscription basis, newsletters and other information pertaining to the stock markets over the Internet. The Company has not commenced operations and in accordance with SFAS No. 7, is considered a development stage company. The Company changed its name to The StockGame Company on February 1, 2000.

              On February 1, 2000, the Company approved and amended the Articles of Incorporation to increase the Company's authorized common shares to 20,000,000 and to do a 2-for-1 forward stock split. In May 2001, the Company declared a 2.25 for one forward split of its common stock, effective for holders of record on February 15, 2001

              The stock splits are reflected in the accompanying financial statements on a retroactive basis.

NOTE 2 -      SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES

              The Company has no operations to date, and its accounting policies and procedures have not been determined, except as follows:

              a.  Accounting Method

              The Company uses the accrual method of accounting and has selected a calendar year end.

              b.  Basic Loss Per Share

              Basic loss per common share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

                                                 December 31,
                                           ------------------------
                                               2001          2000
                                            ---------      --------

Numerator - loss                           $ (244,676)    $ (50,000)
Denominator - weighted average number of
 shares outstanding                         9,599,041      9,000,000
                                            ---------      ---------

Loss Per Share                             $    (0.03)    $    (0.01)
                                            =========      =========

c.       Income Taxes


              At December 31, 2001, the Company has net operating loss carryforwards of approximately $160,000 that may be offset against future taxable income through 2021. No tax benefit has been reported in the financial statements, because the Company is uncertain if the net operating loss tax benefit will expire unused. Accordingly, the potential tax benefits are offset by a valuation account of the same amount.

              The income tax benefit differs from the amount computed at the federal statutory rates of approximately 38% as follows:

                                           For the Year Ended
                                             December 31,
                                         --------------------
                                            2001       2000
                                            ----       ----

Income tax benefit at statutory rate     $ 16,977    $ 19,000
Change in valuation allowance             (16,977)    (19,000)
                                          -------     -------
                                         $   -       $   -
                                          =======     =======

Deferred tax assets (liabilities) are comprised of the following:

                                           For the Year Ended
                                             December 31,
                                         --------------------
                                            2001       2000
                                            ----       ----

Income tax benefit at statutory rate     $ 131,977   $ 115,000
Change in valuation allowance             (131,977)   (115,000)
                                          --------    --------
                                         $    -      $    -
                                          ========    ========

              Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.


              d.  Cash and Cash Equivalents

              For the purposes of financial statement presentation, the Company considers all highly liquid investments with a maturity of three months or less, from the date of purchase to be cash equivalents.

              e.  Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

f.            Recently Issued Accounting Standards

              SFAS No.'s 141 and 142 -- In June 2001, the Financial Accounting Standards Board (FASB) adopted Statement of Financial Accounting Standards SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 is effective as to any business combination occurring after June 30, 2001 and certain transition provisions that affect accounting for business combinations prior to June 30, 2001 are effective as of the date that SFAS No. 142 is applied in its entirety, which will be January 1, 2002 for the Company. SFAS No. 142 is effective, generally, in fiscal years beginning after December 15, 2001, which will be the fiscal year ending December 31, 2002 for the Company.

              SFAS No. 141 provides standards for accounting for business combinations. Among other things, it requires that only the purchase method of accounting be used and that certain intangible assets acquired in a business combination (i.e. those that result from contractual or other legal rights or are separable) be recorded as an asset apart from goodwill. The transition provisions require that an assessment be made of previous business combinations and, if appropriate, reclassifications be made to or from goodwill to adjust the recording of intangible assets such that the criteria for recording intangible assets apart from goodwill is applied to the previous business combinations.

              SFAS No. 142 provides, among other things, that goodwill and intangible assets with indeterminate lives shall not be amortized. Goodwill shall be assigned to a reporting unit and annually assessed for impairment. Intangible assets with determinate lives shall be amortized over their estimated useful lives, with the useful lives reassessed continuously, and shall be assessed for impairment under the provisions of SFAS No. 121,"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Goodwill is also assessed for impairment on an interim basis when events and circumstances warrant. The adoption of SFAS No. 142 had no impact on the Company.

              SFAS No. 143 -- On August 16, 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. It requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an accrued retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. While the Company has not completed the process of determining the effect of this new accounting pronouncement on its consolidated financial statements, the Company currently expects that the effect of SFAS No. 143 on the Company's financial statements, when it becomes effective, will not be significant.

              SFAS No. 144 -- On October 3, 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. SFAS 144 supercedes SFAS Statement No. 121 (FAS
              121), "Accounting for the Impairment of Long-Lived Assets and for

              Long-Lived Assets to Be Disposed Of." SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 (APB 30), "Reporting Results of Operations Reporting the Effects of Disposal of a Segment of a Business."

              SFAS 144 develops one accounting model (based on the model in SFAS
              121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. That requirement eliminates the requirement of APB 30 that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, FAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction.

              While the Company has not completed the process of determining the effect of this new accounting pronouncement on its financial statements, the Company currently expects that the effect of SFAS No. 144 on the Company's financial statements, when it becomes effective, will not be significant.

              g.  Unaudited Financial Statements

              The accompanying unaudited financial statements as of and for the period ended March 31, 2002 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in the interim financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these 2001 financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto included in its December 31, 2001 Annual Report on Form 10-KSB. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.


NOTE 3 -      WARRANTS AND OPTIONS

              There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 4 -      GOING CONCERN

              The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established revenues sufficient to cover its operating costs and allow it to continue as a going concern. It is the intent of the Company to seek financing as needed from a variety of sources, although there are no assurances that such financing will be available when needed. If the Company is unable to obtain financing or if the financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.


NOTE 5 -      EQUITY TRANSACTIONS

              The Company's Board of Directors approved an amendment to the Articles of Incorporation in February 2000 and filed the necessary documents with the State of Nevada in February 2001. The amended articles authorize the Company to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. In February 2001, the Company effected a two-for-one forward split of its common stock. In May 2001, the Company declared a 2.25 for one forward split of its common stock, effective for holders of record on February 15, 2001

              Preferred Stock

              The Company's amended certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its board of directors. Accordingly, the Company's board of directors is empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock.

              Common Stock

              The holders of the Company's common stock:

o Have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

o Are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

o Do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

o Are entitled to one noncumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

              In July 1999, the Company issued 9,000,000 shares of common stock for $10,000 to its founding shareholders.

              Stock Option Plan

              The Company has a stock option plan which expires ten years from December 31, 2000, the date adopted, and enabled it to grant incentive stock options, nonqualified options and stock appreciation rights for up to an aggregate of 1,000,000 shares of its common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant (110% of fair market value for ten percent or more stockholders). Other options and SARs may be granted on terms determined by the board of directors or a committee of the board of directors. No options or other awards have been granted as of December 31, 2001.

              Consulting Agreements

              In September 2000, the Company signed consulting agreements with eSAFETYWORLD and an affiliated entity, EB Consulting, under which those entities agreed to provide certain business, technical and financial consulting services to the Company as well as assist in the creation of webcentric development and marketing systems and e-commerce applications. The agreements with eSAFETYWORLD and EB Consulting were amended in May 2001 with the terms of the amendments being considered to have been effective on September 27, 2000, the date of the original agreements that were amended. In consideration of the services being provided, StockGame agreed to pay eSAFETYWORLD and EB Consulting one-time fees of $300,000 and $100,000, respectively, payable at the election of StockGame in either cash or 600,000and 350,000 shares of StockGame common stock, respectively. In February 2001, StockGame elected to pay both fees in common stock and, in accordance with the provisions of the consulting agreements, has filed the registration statement, of which this prospectus is a part, relating to the Distribution of a portion of the shares to be issued by eSAFETYWORLD to its stockholders. Under the terms of the agreement, eSAFETYWORLD is also entitled to receive a fee equal to 5% of StockGame's annual revenue. The agreement with eSAFETYWORLD covers one year. The contract is renewable for two "one year periods" on each contract anniversary date at the option of StockGame, provided that John C. Dello-Iacono is president of StockGame at the renewal date. If John C. Dello-Iacono is not president of StockGame at a renewal date, then the extension requires the consent of both parties. If StockGame elects to extend this agreement with eSAFETYWORLD, the payment therefor shall be $250,000 or 300,000 shares of StockGame's common stock, at the option of StockGame, plus 5% of revenues at the first renewal date and $250,000 or 250,000 shares of StockGame's common stock, at the option of StockGame, plus 5% of revenues at the second renewal date. eSAFETYWORLD shall receive registration rights such that StockGame shall file a Registration Statement covering such shares within 120 days of the contract renewal date. The cost of the Registration Statement shall be borne by eSAFETYWORLD as part of the consulting agreement except StockGame is responsible for the costs of its attorney and independent auditor fees. The agreements are for a one-year period. Costs of $50,000 associated with these agreements were recorded during the year ended December 31, 2000.

              In September 2001, the Company and eSAFETYWORLD rescinded their consulting agreement described above, eSAFETYWORLD returned the 600,000 shares of the Company's common stock and the two parties entered into a revised consulting agreement covering similar services for which the Company could pay a cash fee of $250,000 or, at its option, issue 600,000 shares of its common stock. The contract is renewable for a one-year period on its contract anniversary date at the Company's option, provided that John C. Dello-Iacono is its president at the renewal date. If John C. Dello-Iacono is not its president at the renewal date, then the extension requires the consent of both parties. In the event that the Company opts to issue shares of common stock for compensation to eSAFETYWORLD to satisfy the obligations under the new consulting agreement, the Company agreed to register such common stock under the Securities Act of 1933, as amended, on Form SB-2 or S-1 prior to the issuance of the shares. The Company also agreed to issue the 600,000 shares to eSAFETYWORLD within 24 hours after the applicable registration statement becomes effective. The 600,000 shares being represent approximately 6% of the total outstanding shares of StockGame. The Company has advised eSAFETYWORLD that it will opt to issue shares. The 600,000 shares that are issuable to eSAFETYWORLD will fully satisfy the liability due to eSAFETYWORLD of $250,000 at December 31, 2001. Both parties have agreed not to commence work during the renewal period of the consulting agreement until the Registration Statement covering the issuance of the 600,000 shares to eSAFETYWORLD is effective. Therefore, no additional costs will be reflected until such time.

              In October 2001, the Company negotiated the cancellation of its agreement with EB Consulting, and the shares issuable under that agreement were returned and cancelled.

              The impact of the revision of the agreement with eSAFETYWORLD and the cancellation of the agreement with EB Consulting was accounted for as adjustments to expense in 2001, the period in which the contract modifications occurred.

              Other

              In 2001, eSAFETYWORLD made interest-free demand loans to the Company totaling $32,000 which are included in "Other" in the accompanying balance sheet at December 31, 2001.

NOTE 6 -      COMMITMENTS AND RELATED PARTY TRANSACTIONS

              Pursuant to the consulting agreements discussed in Note 5, a related party payable of $250,000 and $400,000 was recorded as of December 31, 2001 and 2000, respectively. An additional $55,000 was owed to a different related party as of December 31, 2000 for consulting services rendered during 1999. Interest is being imputed at 8% annually.

              During the three months ended March 31, 2002 and the year ended December 31, 2001, eSAFETYWORLD advanced the Company $27,000 and $32,000, respectively, to cover operating expenses. These amounts have been included in accounts payable - related party.

              The Company has entered into a five-year employment agreement with its president commencing July 1, 2001 under which the Company has agreed to pay him an annual salary of $120,000 during the first two years and $130,000 thereafter, payable every two weeks. Salary payments shall be subject to withholding and other applicable taxes. The Company has also agreed to provide him with a medical insurance plan. If, at any time during the term of this agreement, the Company has insufficient funds to pay him on a scheduled pay date, the amount not paid will be accrued and paid to him when the Company has sufficient funds to do so. The parties agreed to defer the starting date of this agreement until April 1, 2002.

                                     PART ll

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 22. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Company has a provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 23. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:


SEC Filing fee                                                $  178.20
Accounting fees                                                3,500.00
Other                                                          1,500.00
                                                               --------
Total                                                         $5,178.20
                                                               ========


ITEM 24. RECENT SALES OF UNREGISTERED SECURITIES.

            During the three years preceding the filing of this registration statement, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

1. In July 1999, 9,000,000 shares of Common Stock, after giving effect to all subsequent stock splits, were issued and sold for $10,000, or $.001 per share, to two individuals, John C. Dello-Iacono and Edward A. Heil, as founders.

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

2. In February 2001, 950,000 shares of Common Stock were issued for consulting services to eSAFETYWORLD, Inc. and EB Consulting. The services provide by EB Consulting have been valued at $100,000 and the services of eSAFETYWORLD have been valued at $300,000. This transaction with the Registrant was negotiated in face to face discussions between executives of Registrant and executives of the Consultants. Registrant provided Consultant with business and financial information. Consultants had an opportunity to ask questions of and receive answers from executive officers of Registrant and was provided with access to Registrant's documents and records in order to verify the information provided. Because of the sophistication, education, business acumen, financial resources and position, the Consultants had an equal or superior bargaining position in its dealings with Registrant. The securities bear a restrictive legend. No underwriter participated in the foregoing transaction, and no underwriting discounts or commissions were paid. In September 2001, StockGame and eSAFETYWORLD rescinded their consulting agreement, and eSAFETYWORLD returned the 600,000 shares of StockGame common stock. On September 10, 2001 eSAFETYWORLD and The StockGame entered into a new consulting agreement. The services have been valued at $250,000. We have the option of paying the cash or issuing 600,000 shares of our common stock. To satisfy the obligations under the new consulting agreement, we agreed to register such common stock under the Securities Act of 1933, as amended, on Form SB-2 or S-1 prior to the issuance of the shares. We also agreed to distribute the 600,000 shares to eSAFETYWORLD within 24 hours after the applicable registration statement becomes effective. We have advised eSAFETYWORLD that we will opt to issue shares. This new transaction with the Registrant was negotiated in face to face discussions between executives of Registrant and executives of the Consultants. Registrant provided Consultant with updated business and financial information. Consultants had an opportunity to ask questions of and receive answers from executive officers of Registrant and was provided with access to Registrant's documents and records in order to verify the information provided. Because of the sophistication, education, business acumen, financial resources and position, the Consultants had an equal or superior bargaining position in its dealings with Registrant. No underwriter participated in the foregoing transaction, and no underwriting discounts or commissions were paid. In October 2001, the Company negotiated the cancellation of its agreement with EB Consulting, and the shares issued under that agreement were returned and cancelled.

            The foregoing issuances and sales of securities were effected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended.

         In February 2001, Registrant effected a 2-for-1 stock split of its issued and outstanding common stock. In May 2001, Registrant effected a 2.25 -for-1 forward stock split of its common stock, effective for holders of record on February 15, 2001. This increased its issued and outstanding shares to 9,500,000 shares, without the payment of any commission or other remuneration, in reliance on the exemption from registration provided in section 3(a)(9) under the Securities Act of 1933, as amended.

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

ITEM 25. EXHIBITS.

            The following exhibits can be found as exhibits to the filings listed.

      3.1  Articles of Incorporation *
      3.2  By-Laws *
      4.1  Specimen of Certificate of Common Stock *
      5.1  Opinion of Stephen B. Schneer LLC *
     10.1  Stock Option Plan *
     10.2  Amended Consulting Agreement with eSAFETYWORLD, Inc. *
     10.3  Employment Agreement with John C. Dello-Iacono *
     10.4  Amended Consulting Agreement with EB Consulting *
     10.5  Consulting Agreement with eSAFETYWORLD dated September 10, 2001
     22.1  Consent of HJ Associates, LLC
     23.2  Consent of Stephen B. Schneer LLC (included in exhibit 5.1) *
* Filed previously

ITEM 26. UNDERTAKINGS.

         Subject to the terms and conditions of Section 15(d) of the Securities and Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission hereto before or hereafter duly adopted pursuant to authority conferred in that section.

         The Registrant further undertakes:

         (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES
             Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bohemia, State of New York, on the 20th day of May, 2002.

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

 THE STOCKGAME COMPANY

                                          By /s/ John C. Dello-Iacono
                                                 --------------------
                                                 John C. Dello-Iacono, President


            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


SIGNATURE                           TITLE                            DATE
---------                           -----                          ---------

/s/ John C. Dello-Iacono          Director                       May 20, 2002
-------------------------
    John C.Dello-Iacono

/s/ Edward A. Heil                Director                       May 20, 2002
-------------------------
    Edward A. Heil

/s/ Sal Miwa                      Director                       May 20, 2002
-------------------------
    Sal Miwa

/s/ Peter Lau                     Director                       May 20, 2002
-------------------------
    Peter Lau

/s/ K. Ivan F. Gothner            Director                       May 20, 2002
-------------------------
    K. Ivan F. Gothner

/s/ S. David Cooperberg           Director                       May 20, 2002
-------------------------
    S. David Cooperberg


-------------------------         Director                       May 20, 2002
Steven W. Schuster


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